Exhibit 4.4

Execution Copy

SEALY CORPORATION

10% Senior Subordinated Notes due 2015

Common Stock, par value $0.01 per share

NOTE AND STOCK PURCHASE AGREEMENT

Dated as of July 16, 2004

between

SEALY CORPORATION

and

THE PURCHASERS LISTED ON SCHEDULE 1 HERETO

TABLE OF CONTENTS

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

SECTION 101. Definitions
SECTION 102. Notices, Etc., to Corporation
SECTION 103. Notice to Holders; Waiver
SECTION 104. Effect of Headings and Table of Contents
SECTION 105. Integration and Severability
SECTION 106. Benefits of Agreement
SECTION 107. GOVERNING LAW
SECTION 108. Legal Holidays
SECTION 109. No Personal Liability of Directors, Officers, Employees and Stockholders
SECTION 110. Counterparts
SECTION 111. Submission to Jurisdiction.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES

SECTION 201. Representations of the Corporation
SECTION 202. Representations of the Purchasers
SECTION 203. ERISA

ARTICLE THREE

THE NOTES AND THE SHARES

SECTION 301. Form, Dating and Terms of the Notes
SECTION 302. Denominations
SECTION 303. Execution of the Notes
SECTION 304. Holder Lists for the Notes
SECTION 305. Transfer and Exchange of Notes
SECTION 306. Replacement Notes
SECTION 307. Outstanding Notes
SECTION 308. Cancellation
SECTION 309. Defaulted Interest on the Note
SECTION 310. The Shares

ARTICLE FOUR

PURCHASE OF THE NOTES AND THE SHARES

SECTION 401. Purchase of the Notes and the Shares
SECTION 402. Payment of Purchase Price; Closing
SECTION 403. Fees and Expenses
SECTION 404. Conditions Precedent

ARTICLE FIVE

REMEDIES

SECTION 501. Events of Default
SECTION 502. Increase in Interest Rate
SECTION 503. Acceleration of Maturity; Rescission and Annulment
SECTION 504. Unconditional Right of Holders to Receive Principal, Premium and Interest
SECTION 505. Restoration of Rights and Remedies
SECTION 506. Rights and Remedies Cumulative
SECTION 507. Delay or Omission Not Waiver
SECTION 508. Waiver of Past Defaults

ARTICLE SIX

SUCCESSOR COMPANY

SECTION 601. Corporation May Consolidate, Etc., Only on Certain Terms
SECTION 602. Successor Substituted

ARTICLE SEVEN

AMENDMENTS AND WAIVERS

SECTION 701. Amendments With Consent of Holders Not To Be Unreasonably Withheld
SECTION 702. Amendments or Waivers with Consent of Holders
SECTION 703. Effect of Amendments or Waivers
SECTION 704. Notice of Amendments and Waivers

ARTICLE EIGHT

COVENANTS

SECTION 801. Payment of Principal, Premium, if any, and Interest
SECTION 802. Corporate Existence
SECTION 803. Reports and Other Information

ii

SECTION 804. Limitation on Restricted Payments
SECTION 805. Incurrence of Indebtedness and Issuance of Disqualified Stock
SECTION 806. Limitation on Liens
SECTION 807. Limitations on Transactions with Affiliates
SECTION 808. Change of Control
SECTION 809. Asset Sales
SECTION 810. Notice of Default
SECTION 811. Waiver of Certain Covenants

ARTICLE NINE

REDEMPTION OF NOTES

SECTION 901. Optional Redemption
SECTION 902. Procedures for Redemption

ARTICLE TEN

SUBORDINATION OF NOTES

SECTION 1001. Agreement to Subordinate
SECTION 1002. Liquidation; Dissolution; Bankruptcy.
SECTION 1003. Default on Designated Senior Indebtedness
SECTION 1004. Acceleration of Notes
SECTION 1005. When Distribution Must Be Paid Over
SECTION 1006. Subrogation
SECTION 1007. Relative Rights
SECTION 1008. Subordination May Not Be Impaired by Corporation
SECTION 1009. Distribution or Notice to Representative

SCHEDULES AND EXHIBITS

SCHEDULE 1
EXHIBIT A – Form of Note
EXHIBIT B – Form of Certificate of Common Stock
EXHIBIT C – Form of Stockholders Agreement
EXHIBIT D – Form of Opinion of Simpson Thacher & Bartlett LLP
EXHIBIT E – Form of Opinion of General Counsel
EXHIBIT F – Form of Opinion of Pepe & Hazard LLP

iii

NOTE AND STOCK PURCHASE AGREEMENT, dated as of July 16, 2004 (this “Agreement”), between SEALY CORPORATION, a Delaware corporation (the “Corporation”) and the Purchasers listed on Schedule 1 hereto (collectively, the “Purchasers”) .

Each party to this Agreement agrees, for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Corporation’s Notes and Shares, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS
OF GENERAL APPLICATION

SECTION 101.  Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)           the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(b)           the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.  For purposes of this Agreement, the Purchasers shall be deemed not to be Affiliates of the Corporation or any of its Subsidiaries.

“Affiliate Transaction” has the meaning specified in Section 807 of this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Acquired Indebtedness” means, with respect to any specified Person:

(1)           Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)           Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Asset Sale” means:

(3)           the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Corporation or any Restricted Subsidiary (each referred to in this definition as a “disposition”), or

(4)           the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions, in each case, other than:

(a)           a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business;

(b)           the disposition of all or substantially all of the assets of the Corporation in a manner permitted pursuant to Article Six or any disposition that constitutes a Change of Control pursuant to this Agreement;

(c)           the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 804;

(d)           any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $2.5 million;

(e)           any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Corporation or by the Corporation or a Restricted Subsidiary to a Restricted Subsidiary;

(f)            to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g)           the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(h)           any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (x) of the definition of Permitted Investments);

(i)            foreclosures on assets;

(j)            sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(k)           any financing transaction with respect to property built or acquired by the Corporation or any Restricted Subsidiary after the Senior Subordinated Notes Issue Date, including, without limitation, sale leasebacks and asset securitizations permitted by this Agreement.

“Asset Sale Offer” has the meaning specified in Section 809 of this Agreement.

“Bankruptcy Law” means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

“Board of Directors” means:

(1)           with respect to a corporation, the board of directors of the corporation or any duly authorized committee of such board;

(2)           with respect to a partnership, the board of directors of the general partner or manager of the partnership; and

(3)           with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in The City of New York are authorized or obligated by law, regulation or executive order to close (other than by virtue of a moratorium or general banking holiday exceeding four days).

“Capital Stock” means:

(i)            in the case of a corporation, corporate stock;

(ii)           in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(iii)          in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(iv)          any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Equivalents” means:

(i)            U.S. dollars:

(ii)           pounds sterling;

(iii)          (A) euro, or any national currency of any participating member state in the European Union or (B) in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business;

(iv)          securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(v)           certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million;

(vi)          repurchase obligations for underlying securities of the types described in clauses (iv) and (v) above, entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii)         commercial paper rated at least P-1 by Moody’s or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof;

(viii)        investment funds investing 95% of their assets in securities of the types described in clauses (i) through (vii) above;

(ix)           readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition; and

(x)            Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 12 months or less from the date of acquisition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) through (iii) above, provided that such amounts are converted into any currency listed in clauses (i) through (iii) above, as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Change of Control” means the occurrence of any of the following:

(i)            the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(ii)           (a) Kohlberg Kravis Roberts & Co. L.P., its Affiliates, Permitted Holders and the Management Investors shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 30% of the outstanding Voting Stock of the Corporation (other than as the result of one or more widely distributed offerings of the Corporation common stock, in each case whether by the Corporation, or by Kohlberg Kravis Roberts & Co. L.P., its Affiliates, Permitted Holders or the Management Investors) and/or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at any time have acquired direct or indirect beneficial ownership of a percentage of the outstanding Voting Stock of the Corporation that exceeds the percentage of such Voting Stock then beneficially owned, in the aggregate, by Kohlberg Kravis Roberts & Co. L.P., its Affiliates, Permitted Holders and Management Investors, unless, in the case of either clause (a) or (b) above, Kohlberg Kravis Roberts & Co. L.P., its Affiliates, Permitted Holders and Management Investors have, at such time, the right or the ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Corporation.

“Change of Control Offer” has the meaning specified in Section 808 of this Agreement.

“Change of Control Payment” has the meaning specified in Section 808 of this Agreement.

“Change of Control Payment Date” has the meaning specified in Section 808 of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act, or if at any time after the Issue Date such Commission is not existing and performing the duties now assigned to it under the Securities Act and Exchange Act then the body performing such duties at such time.

“Common Stock” means the shares of common stock, par value $0.01, of the Corporation.

“consolidated” or “Consolidated” means, with respect to any Person, such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees and other non-cash charges, excluding any non-cash item that represents an accrual or reserve for a cash expenditure for a future period, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(i)            consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount resulting from the issuance of Indebtedness at less than par, the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to interest rate Hedging Obligations, and excluding non-cash interest expense, amortization of deferred financing fees and any expensing of bridge or other financing fees), plus

(ii)           consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, less

(iii)          interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

(i)            any net after-tax extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including, without limitation, relating to severance, relocation, new product introductions and the Transactions) shall be excluded,

(ii)           the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(iii)          any net after-tax income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed or discontinued operations shall be excluded,

(iv)          any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Corporation, shall be excluded,

(v)           the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Corporation shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vi)          solely for the purpose of determining the amount available for Restricted Payments under Section 804(A)(c) of this Agreement, the Net Income for such period of any Restricted Subsidiary shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to such Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions (x) has been legally waived or (y) is contained in any Existing Indebtedness or any refinancing thereof or any other Indebtedness with restrictions, taken as a whole, not materially more restrictive than those in the most restrictive of such Existing Indebtedness, provided that Consolidated Net Income of the Corporation shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Corporation or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(vii)         any increase in amortization or depreciation or other non-cash charges resulting from the application of purchase accounting in relation to the Transactions or any acquisition that is consummated after the Senior Subordinated Notes Issue Date, net of taxes, shall be excluded,

(viii)        any net after-tax income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(ix)           any impairment charge or asset write-off pursuant to Financial Accounting Standards Board Statement No. 142 and No. 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded, and

(x)            any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees shall be excluded.

Notwithstanding the foregoing, for the purpose of Section 804(A) of this Agreement only (other than clause (c)(iii) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Corporation and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Corporation and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Corporation or any Restricted

Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iii) thereof.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(i)            to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(ii)           to advance or supply funds

(A)          for the purchase or payment of any such primary obligation or

(B)           to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(iii)          to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Corporation” means Sealy Corporation, a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Corporation” shall mean such successor Person.

“Credit Agreement” means the Credit Agreement, dated as of April 6, 2004, by and among Sealy Mattress Corporation, the Corporation, Sealy Canada, Ltd., SMC, the other credit parties signatory thereto, J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., General Electric Capital Corporation, ING Financial Markets LLC, Royal Bank of Canada, the lenders signatory thereto from time to time and JPMorgan Chase Bank, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements and modifications thereto.

“Credit Facilities” means, with respect to the Corporation, SMC or any of their Restricted Subsidiaries, one or more debt facilities, including, without limitation, the Senior Credit Facilities and the Senior Unsecured Term Loan, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Corporation or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Corporation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Corporation, SMC or any direct or indirect parent entity of the Corporation formed to hold substantially all of the common stock of the Corporation, as applicable (other than Disqualified Stock), that is issued for cash (other than to the Corporation or any of its Subsidiaries or an employee stock ownership plan or trust established by the Corporation or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate of the Corporation, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 804(A)(c) of this Agreement.

“Designated Senior Indebtedness” means:

(1)           any Indebtedness outstanding under the Senior Credit Facilities; and

(2)           any other Senior Indebtedness permitted under this Agreement, the principal amount of which is $25.0 million or more and that has been designated by the Corporation as “Designated Senior Indebtedness.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is putable or exchangeable), or upon the happening of any event, matures or is mandatorily redeemable (other than as a result of a change of control or asset sale), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale), in whole or in part, in each case prior to the date 91 days after the earlier of July 15, 2015 or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Corporation or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(i)            provision for taxes based on income or profits, plus franchise or similar taxes, of such Person for such period deducted in computing Consolidated Net Income, plus

(ii)           Consolidated Interest Expense and any non-cash interest expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

(iii)          Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

(iv)          any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by this Agreement (whether or not successful), including such fees, expenses or charges related to the offering of SMC’s 8.25% Senior Subordinated Notes due June 15, 2014 and the Credit Facilities, and deducted in computing Consolidated Net Income, plus

(v)           the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Senior Subordinated Notes Issue Date, plus

(vi)          without duplication, any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

(vii)         the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

(viii)        any net gain or loss resulting from currency exchange risk Hedging Obligations, plus

(ix)           the amount of management, monitoring, consulting and advisory fees and related expenses paid to Bain Capital, LLC or Kohlberg Kravis Roberts & Co., L.P. or any of their respective affiliates, plus

(x)            expenses related to the implementation of enterprise resource planning systems, plus

(xi)           without duplication, the Historical Adjustments, less

(xii)          non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or preferred stock of the Corporation or any or its direct or indirect parent entities (excluding Disqualified Stock), other than (i) public offerings with respect to Common Stock of the Corporation or of any direct or indirect parent entity of the Corporation registered on Form S-8 and (ii) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“euro” means the single currency of participating member states of the EMU.

“Event of Default” has the meaning set forth in Section 501 of this Agreement.

“Excess Proceeds” has the meaning set forth in Section 809 of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds, in each case received by the Corporation or SMC from:

(i)            contributions to its common equity capital; and

(ii)           the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Corporation or any Subsidiary) of Capital Stock (other than Disqualified Stock), in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Corporation on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in Section 804(A)(c) of this Agreement.

“Existing Indebtedness” means Indebtedness of the Corporation and its Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Corporation or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by such Person or any Restricted Subsidiary thereof during the four quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period.  If since the beginning of such period any other Person (that subsequently became a Restricted Subsidiary or was merged with or into such Person or any Restricted Subsidiary thereof since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four quarter period.

For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Corporation. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness).  Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Corporation to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.  For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.  Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Corporation or SMC may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (i) Consolidated Interest Expense of such Person for such period, (ii) all cash dividends payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person, and (iii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

“GAAP” means generally accepted accounting principles in the United States in effect on the Senior Subordinated Notes Issue Date.

“Government Securities” means securities that are

(i)            direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(ii)           obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(i)            currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(ii)           other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Historical Adjustments” means with respect to any Person, without duplication, the following items to the extent incurred prior to the Senior Subordinated Notes Issue Date:

(i)            costs and expenses associated with the introduction of new products (as determined by management of the Corporation or SMC);

(ii)           management fees incurred by the Corporation or SMC relating to Bain Capital Management;

(iii)          consulting fees incurred by the Corporation or SMC relating to Bain Consulting;

(iv)          charges associated with changes in estimates related to workers compensation and vacation pay reserves;

(v)           facilities rationalization and closed facilities expenses;

(vi)          non cash charges associated with: (A) write offs and impairments related to affiliates, (B) deferred debt and derivative costs and (C) stock based compensation;

(vii)         unusual relocation costs (as determined by management of the Corporation or SMC);

(viii)        accounts receivable process improvement costs; and

(ix)           other unusual gains or expenses (as determined by management of the Corporation or SMC) consisting of: (A) consulting expenses incurred in connection with establishment of a financial subsidiary, (B) changes in preference claim reserves, (C) severance expenses associated with former employees, (D) exclusion of gains associated with affiliate notes receivable, (E) cancellation of a management consulting contract, (F) interest income and (G) write off of accounts receivable associated with Homelife.

“Holder” means a holder of Notes.

“incur” has the meaning specified in Section 805(A) of this Agreement.

“Indebtedness” means, with respect to any Person,

(i)            any indebtedness (including principal and premium) of such Person, whether or not contingent:

(A)          in respect of borrowed money;

(B)           evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof);

(C)           representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business; or

(D)          representing any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(ii)           to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(iii)          to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person;

provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness; and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in Similar Businesses of nationally-recognized standing that is, in the good faith judgment of the Corporation or SMC, qualified to perform the task for which it has been engaged.

“Intellectual Property” has the meaning set forth in Section 201(k) of this Agreement.

“Interest Payment Date” has the meaning specified in Exhibit A hereto.

“Interest Rate” has the meaning specified in Exhibit A hereto.

“Investment Company Act” has the meaning set forth in Section 201(o) of this Agreement.

“Investment Grade Securities” means:

(i)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(ii)           debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody’s or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Corporation and its Subsidiaries;

(iii)          investments in any fund that invests exclusively in investments of the type described in clauses (i) and (ii) above, which fund may also hold immaterial amounts of cash pending investment and/or distribution; and

(iv)          corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Corporation in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.  For purposes of the definition of “Unrestricted Subsidiary” and Section 804 of this Agreement,

(i)            “Investments” shall include the portion (proportionate to the Corporation’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Corporation at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Corporation shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(x)            the Corporation’s “Investment” in such Subsidiary at the time of such redesignation less

(y)           the portion (proportionate to the Corporation’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)           any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Corporation.

“Issue Date” means July 16, 2004.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Management Group” means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of any of the Corporation or any Subsidiary at such time.

“Management Investors” means the management officers and employees of the Corporation and its Subsidiaries who are investors in the Corporation on July 16, 2004.

“Material Adverse Effect” has the meaning set forth in Section 201(b) of this Agreement.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Corporation or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by Section 809(b)(1)) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Corporation as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Corporation after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Notes” means the Corporation’s 10% Senior Subordinated Notes due 2015 issued pursuant to this Agreement.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, or Secretary of the Corporation.

“Officer’s Certificate” means a certificate signed on behalf of the Corporation by one Officer of the Corporation that meets the requirements set forth in this Agreement.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Corporation or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with Section 809.

“Permitted Holders” means Kohlberg Kravis Roberts & Co. L.P., its Affiliates and the Management Group.

“Permitted Investments” means:

(i)            any Investment in the Corporation or any Restricted Subsidiary;

(ii)           any Investment in cash and Cash Equivalents or Investment Grade Securities;

(iii)          any Investment by the Corporation or any Restricted Subsidiary of the Corporation in a Person that is engaged in a Similar Business if as a result of such Investment;

(A)          such Person becomes a Restricted Subsidiary, or

(B)           such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Corporation or a Restricted Subsidiary;

(iv)          any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 809, or any other disposition of assets not constituting an Asset Sale;

(v)           any Investment existing on the Issue Date;

(vi)          advances to employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(vii)         any Investment acquired by the Corporation or any Restricted Subsidiary

(A)          in exchange for any other Investment or accounts receivable held by the Corporation or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Corporation of such other Investment or accounts receivable or

(B)           as a result of a foreclosure by the Corporation or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(viii)        Hedging Obligations permitted under Section 805(B)(9) of this Agreement;

(ix)           loans and advances to officers, directors and employees for business related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

(x)            any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (x) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $100.0 million and (y) 10% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xi)           Investments the payment for which consists of Equity Interests of the Corporation, or any of its direct or indirect parent entities (exclusive of Disqualified Stock); provided, however, that such Equity Interests shall not increase the amount available for Restricted Payments under Section 804(A)(c) of this Agreement;

(xii)          guarantees of Indebtedness permitted under Section 805 of this Agreement;

(xiii)         any transaction to the extent it constitutes an investment that is permitted and made in accordance with Section 807(B) (except transactions described in clauses (2), (7), (8) and (12) thereof) of this Agreement;

(xiv)        Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(xv)         additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (xv) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $50.0 million and (y) 5.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(xvi)        Investments relating to any special purpose wholly owned subsidiary of the Corporation organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Corporation or SMC, are necessary or advisable to effect such Receivables Facility; and

(xvii)       and Investment permitted by the terms of the Senior Credit Facilities and the SMC Senior Subordinated Notes.

“Permitted Liens” means, with respect to any Person:

(1)           pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2)           liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)           Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)           Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)           minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental, to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)           (A)  Liens securing Senior Indebtedness permitted to be incurred pursuant to Section 805 hereof and (B) Liens securing Indebtedness pursuant to Section 805(B)(6) or 805(B)(15) hereof;

(7)           Liens existing on the Issue Date;

(8)           Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a subsidiary;

provided, further, however, that such Liens may not extend to any other property owned by the Corporation or any Restricted Subsidiary;

(9)           Liens on property at the time the Corporation or any of its Restricted Subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into the Corporation or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Corporation or any Restricted Subsidiary;

(10)         Liens securing Indebtedness or other obligations of SMC or a Restricted Subsidiary of SMC owing to the Corporation, SMC or another Restricted Subsidiary of SMC permitted to be incurred in accordance with Section 805 hereof;

(11)         Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted under this Agreement to be, secured by a Lien on the same property securing such Hedging Obligations;

(12)         Liens on specific items of inventory of other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)         leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Corporation or any of its Restricted Subsidiaries;

(14)         Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Corporation and its Restricted Subsidiaries in the ordinary course of business;

(15)         Liens in favor of the Corporation or any of its Restricted Subsidiaries;

(16)         Liens on equipment of the Corporation or any of its Restricted Subsidiaries granted in the ordinary course of business to the Corporation’s client at which such equipment is located;

(17)         Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(18)         Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(19)         other Liens securing obligations incurred in the ordinary course of business which obligations do to exceed $25 million at any one time outstanding.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“preferred stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up.

“Purchasers” has the meaning set forth in the preamble to this Agreement.

“Receivables Facility” means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Corporation and the Restricted Subsidiaries pursuant to which the Corporation and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Redemption Date” with respect to any Note, means the date on which such Note is redeemed by the Corporation.

“Redemption Notice” has the meaning specified in Section 902 of this Agreement.

“Redemption Price” means the consideration due to the Holders on a Redemption Date as specified in Section 901 of this Agreement.

“Refinancing Indebtedness” has the meaning specified in Section 805 of this Agreement.

“Refunding Capital Stock” has the meaning specified in Section 804(B) of this Agreement.

“Regular Record Date” has the meaning specified in Exhibit A hereto.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Corporation or a

Restricted Subsidiary in exchange for assets transferred by the Corporation or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than (x) a Permitted Investment and (y) any payments made with respect to the Notes.

“Restricted Payment” has the meaning specified in Section 804(A) of this Agreement.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Corporation (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary (including Sealy Mattress Corporation and SMC); provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Retired Capital Stock” has the meaning specified in Section 804(B) of this Agreement.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Senior Credit Facilities” means the Credit Agreement, dated as of April 6, 2004, by and among Sealy Mattress Corporation, the Corporation, Sealy Canada, Ltd., SMC, the other credit parties signatory thereto, J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P., General Electric Capital Corporation, ING Financial Markets LLC, Royal Bank of Canada, the lenders signatory thereto from time to time and JPMorgan Chase Bank, as Administrative Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Senior Indebtedness” means:

(1)           all Indebtedness of the Corporation outstanding under the Credit Facilities (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Corporation, regardless of whether or not a claim for post-filing interest is allowed in such proceedings);

(2)           all Hedging Obligations (and guarantees thereof) permitted to be incurred under the terms of this Agreement;

(3)           any other Indebtedness of the Corporation permitted to be incurred under the terms of this Agreement, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes; and

(4)           all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3).

“Senior Subordinated Indebtedness” means Indebtedness of the Corporation which ranks equal in right of payment to the Notes.

“Senior Subordinated Notes Issue Date” means April 6, 2004.

“Senior Unsecured Term Loan” means the Senior Unsecured Credit Agreement, dated as of April 6, 2004, among SMC, Sealy Mattress Corporation, the Corporation, J.P. Morgan Securities, Inc., as joint lead arranger and joint bookrunner, Goldman Sachs Credit Parties L.P., as joint lead arranger, joint bookrunner and syndication agent, and JPMorgan Chase Bank, as Administrative Agent, and the other agents and the lenders party thereto, including any guarantees, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

“Shares” means shares of the Corporation’s Common Stock sold to the Purchasers pursuant to this Agreement.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

“Similar Business” means any business conducted or proposed to be conducted by the Corporation and its Restricted Subsidiaries on the date of this Agreement or any business that is similar, reasonably related, incidental or ancillary thereto.

“SMC” means Sealy Mattress Company, a subsidiary of Sealy Mattress Corporation, a Delaware corporation, or any successor thereto by merger, consolidation or otherwise.

“SMC Senior Subordinated Notes” means the 8.25% Senior Subordinated Notes due June 15, 2014 and any refinancing thereof.

“Stockholders Agreement” means the agreement among the stockholders of the Corporation named therein substantially in the form of Exhibit C hereto.

“Subordinated Indebtedness” means any Indebtedness of the Corporation which is by its terms subordinated in right of payment to the Notes.

“Subsidiary” means, with respect to any Person:

(i)            any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(ii)           any partnership, joint venture, limited liability company or similar entity of which:

(x)            more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y)           such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Corporation” has the meaning specified in Section 601 of this Agreement.

“Total Assets” means the total consolidated assets of the Corporation and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Corporation.

“Transactions” means the (i) the merger of an entity controlled by affiliates of Kohlberg Kravis Roberts & Co., L.P. pursuant to the merger agreement dated March 3, 2004, whereby this entity merged with and into the Corporation, with the Corporation being the surviving entity; (ii) the equity investment by Kohlberg Kravis Roberts & Co., L.P. in the Corporation of approximately $436.1 million; (iii) the repayment in full of all of SMC’s outstanding junior subordinated promissory notes dated December 31, 2003; (iv) the closing of SMC’s Senior Credit Facilities and the Senior Unsecured Term Loan on April 6, 2004; (v) the receipt of approximately $13.6 million from the settlement of remaining notes receivable from Mattress Firm, Inc; (vi) the issuance of the 8.25% Senior Subordinated Notes due 2014 of SMC; (vii) the repayment of SMC’s outstanding $300 million aggregate principal amount of 9 7/8% Senior Subordinated Notes due December 15, 2007 and $128 million aggregate principal amount of 10 7/8% Senior Subordinated Discount Notes due December 15, 2007; (viii) the repayment in full of outstanding indebtedness under that certain Credit Agreement, dated as of February 14, 2001, as amended, among Sealy Canada Ltd./LTEE, the lenders from time to time thereto, and Bank of America Canada, as agent, and that certain Amended and Restated Credit Agreement, dated as of November 8, 2002, as amended, among SMC, the Corporation, the lenders from time to time party thereto, JPMorgan Chase Bank, as administrative agent, Goldman Sachs Credit Partners L.P., as co-lead arranger and syndication agent, and JPMorgan Securities Inc., as co-lead arranger; and (ix) the issuance, after April 6, 2004, of new options to purchase shares of Class A common stock to certain members of management relating to the election by such members of management on or prior to April 6, 2004 to rollover their outstanding options to purchase common stock of the Corporation in connection with the merger described in clause (i).

“Uniform Commercial Code” means the New York Uniform Commercial Code as in effect from time to time.

“Unrestricted Subsidiary” means:

(i)            any Subsidiary of the Corporation which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Corporation, as provided below), and

(ii)           any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Corporation may designate any Subsidiary of the Corporation (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any lien on, any property of, the Corporation or any Subsidiary of the Corporation (other than any Subsidiary of the Subsidiary to be so designated), provided that

(A)          any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Corporation,

(B)           such designation complies with Section 804 of this Agreement, and

(C)           each of the Subsidiary to be so designated and its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Corporation or any Restricted Subsidiary.

The Board of Directors of the Corporation may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation either:

(x)            in the case of any Subsidiary of the Corporation other than SMC and any of its Subsidiaries, either

(1)           the Corporation could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 805(A)(1) of this Agreement or

(2)           the Fixed Charge Coverage Ratio for the Corporation and its Restricted Subsidiaries would be greater than immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)           in the case of SMC and any of its Subsidiaries, either

(1)           SMC could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 805(A)(2) of this Agreement or

(2)           the Fixed Charge Coverage Ratio for SMC and its Restricted Subsidiaries would be greater than immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing:

(i)            the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

(ii)           the sum of all such payments.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

SECTION 102.  Notices, Etc., to Corporation.

Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Agreement to be made upon, given or furnished to, or filed with the Corporation by any Holder shall be sufficient for every purpose hereunder (unless otherwise herein expressly provided) if made, given, furnished or delivered in writing and mailed, first-class postage prepaid, or delivered by recognized overnight courier, to the Corporation addressed to it at the address set forth below, or at any other address previously furnished in writing to the Holders by the Corporation.

c/o Sealy Mattress Company
One Office Parkway
Trinity, North Carolina  27230
Attention:  Secretary

SECTION 103.  Notice to Holders; Waiver.

Where this Agreement provides for notice of any event to Holders by the Corporation, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid or sent by a nationally recognized overnight courier to each Holder affected by such event, at the address set forth on the signature pages to this Agreement or at any other address previously furnished in writing by a Holder to the Corporation, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.  Notices given by first-class mail, postage prepaid, shall be deemed given five calendar days after mailing.

Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

SECTION 104.  Effect of Headings and Table of Contents.

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 105.  Integration and Severability.

This Agreement (including the schedules and exhibits hereto) and the Notes embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.  In case any provision in this Agreement or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 106.  Benefits of Agreement.

Nothing in this Agreement or in the Notes, express or implied, shall give to any Person, other than the parties hereto, and the Holders any benefit or any legal or equitable right, remedy or claim under this Agreement.  None of the rights set forth in Section 503 are assignable.

SECTION 107.  GOVERNING LAW.

THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 108.  Legal Holidays.

In any case where any Interest Payment Date, Redemption Date or stated maturity or maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of this Agreement or of the Notes) payment of principal (or premium, if any) or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, or at the stated maturity or maturity; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date, stated maturity or maturity, as the case may be.

SECTION 109.  No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Corporation or any of its parent companies shall have any liability for any obligations of the Corporation under the Notes or this Agreement or for any claim based on, in respect of, or by reason of such obligations. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 110.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be original; but such counterparts shall together constitute but one and the same instrument.

SECTION 111.  Submission to Jurisdiction.

Each party to this Agreement agrees that any suit, action or proceeding against such party arising out of or relating to this Agreement or the Notes may be instituted in any New York state or U.S. federal court in the Borough of Manhattan, The City of New York, New York, and any appellate court from any thereof, and each such party irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.  Each party to this Agreement irrevocably waives, to the fullest extent permitted by law, any objection to any suit, action, or proceeding that may be brought in connection with this Agreement or the Notes, including such actions, suits or proceedings relating to securities laws of the Unites States of America or any state thereof, in such courts whether on the grounds of venue, residence or domicile or on the ground that any such suit, action or proceeding has been brought in an inconvenient forum.  Each party to this Agreement agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon such party and may be enforced in any court to the jurisdiction of which such party is subject by a suit upon such judgment.

ARTICLE TWO

REPRESENTATIONS AND WARRANTIES

SECTION 201.  Representations of the Corporation

The Corporation represents and warrants to, and agrees with, each of the Purchasers that:

(a)           The Corporation has not sustained since the date of the latest audited financial statements provided to the Purchasers any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree; and, since the date of the latest audited financial statements provided to the Purchasers, there has not been any material change in the capital stock or long-term debt of the Corporation (other than as a result of the Transactions and the issuance of the Notes) or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, financial position, stockholders’ equity or results of operations of the Corporation;

(b)           The Corporation has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it, in each case free and clear of all liens, encumbrances and defects except as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Corporation; and except as could not reasonably be expected to have a material adverse effect on the business, properties, financial condition or earnings of the Corporation and its consolidated subsidiaries, taken as a whole (a “Material Adverse Effect”), any real property and buildings held under lease by the Corporation are held by it under valid, subsisting and enforceable leases;

(c)           The Corporation has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with power and authority (corporate and other) to own its properties and conduct its business as currently conducted, and has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except where the failure to so qualify or to be in good standing could not reasonably be expected to have a Material Adverse Effect;

(d)           All of the issued shares of Capital Stock of the Corporation have been duly and validly authorized and issued and are fully paid and non-assessable;

(e)           Each of this Agreement and the Stockholders Agreement has been duly authorized, executed and delivered by the Corporation;

(f)            The Notes have been duly authorized and executed by the Corporation and, when issued and delivered against payment therefor as provided in this Agreement, will have been duly authorized, executed, issued and delivered and will constitute valid and legally binding obligations of the Corporation;

(g)           The Shares have been duly authorized and issued by the Corporation and, when delivered against payment therefor as provided in this Agreement, will have been duly authorized, issued and delivered and will be fully paid and non-assessable and free of preemptive rights on the part of others;

(h)           The issue and sale of the Notes and the Shares and the compliance by the Corporation with all of the provisions of the Notes, this Agreement and the Stockholders Agreement and the consummation of the transactions herein and therein contemplated will not, except as could not reasonably be expected to have a Material Adverse Effect, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Corporation is a party or by which the Corporation is bound or to which any of the property or assets of the Corporation is subject, nor will such action result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Corporation or, except as could not reasonably be expected to have a Material Adverse Effect, any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Corporation or any of its properties; and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Notes and the Shares or the consummation by the Corporation of the transactions contemplated by this Agreement and the Stockholders Agreement;

(i)            The Corporation is not in violation of its Certificate of Incorporation or By-laws or, except as could not reasonably be expected to have a Material Adverse Effect, in default in the performance or observance of any material obligation, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound;

(j)            There are no legal or governmental proceedings pending to which the Corporation is a party or of which any property of the Corporation is the subject which, if determined adversely to the Corporation, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the current or future financial position, stockholders’ equity or results of operations of the Corporation and its subsidiaries, taken as a whole; and, to the Corporation’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(k)           The Corporation is not, and after giving effect to the offering and sale of the Notes and the Shares, will not be, an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended (the “Investment Company Act”);

(l)            No registration of the under the Securities Act is required for the sale of the Notes and the Shares to the Purchasers in the manner contemplated by this Agreement;

(m)          The Corporation has complied in all respects with all laws, regulations and orders applicable to it or its businesses the violation of which could reasonably be expected to have a Material Adverse Effect;

(n)           (i) No labor disturbance by the employees of the Corporation exists or, to the knowledge of the Corporation, is imminent and (ii) there are no unfair labor practice complaints pending against the Corporation or, to the knowledge of the Corporation, threatened against it, which, in the case of either (i) or (ii), could reasonably be expected to result in a Material Adverse Effect; and

(o)           The Corporation owns or possesses or has the right to use the patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names (collectively, the “Intellectual Property”) presently employed by it in connection with, and material to, collectively or in the aggregate, the operation of the businesses now operated by it, and, the Corporation has not received any notice of infringement of or conflict with asserted rights of others with respect to the foregoing which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Effect;

(p)           The Corporation has delivered to the Holders the offering memorandum dated March 30, 2004 relating to the offer and sale of the SMC Senior Subordinated Notes (the “Memorandum”).  As of its date, the Memorandum did not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; and

(q)           The authorized capital of the Corporation immediately prior to the Closing consists of 150,000,000 shares of Common Stock, 95,150,519.5426 of which are outstanding and 92,487,082.5405 of which will be outstanding after the Closing and 50,000,000 shares of Preferred Stock, none of which are outstanding.  Other than options granted pursuant to the Corporation’s 1998 Stock Option Plan, there are, (i) no subscriptions, warrants, options, convertible security, or other right (contingent or other) to purchase or otherwise acquire from the Corporation (or, to the best of the Corporation’s knowledge, from any other person or entity) any equity securities of the Corporation outstanding, and (ii) other than pursuant to this Agreement and Share Subscription Agreement dated July 16, 2004 between the Corporation and Sealy Paterson LLC, there is no commitment by the Corporation to issue Common stock, Preferred Stock, subscriptions, warrants, options, convertible securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or assets.

Except for the Stockholders Agreement, the Stockholders Agreement dated April 6, 2004 between the Corporation and certain of its stockholders and the several Management Stockholders Agreements between the Corporation and certain members of management of the Corporation, there are no voting trusts or agreements investors’ rights agreements, pledge agreements, buy-sell agreements, rights of first refusal, rights of first offer, calls, preemptive rights, proxies relating to any securities of the Corporation or any of its subsidiaries (whether or not the Corporation or any of its subsidiaries is a party thereto) or other rights or other agreements or commitments or any character obligating the Corporation to issue, purchase, transfer or sell any of equity securities.

SECTION 202.  Representations of the Purchasers.

Each Purchaser hereby represents and warrants to, and agrees with, the Corporation that:

(a)           It is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities representing an investment decision like that involved in the purchase of the Notes and the Shares, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Notes and the Shares; it is acquiring the Notes and the Shares to be purchased by it under this Agreement for its own account in the ordinary course of its business, for investment only and not with a view to the distribution hereof within the meaning of the Securities Act; it has been furnished with, or has had access to, all materials relating to the business, finances and operations of the Corporation and its subsidiaries and materials relating to the offer and sale of the Notes and the Shares which have been requested by it; it has been afforded the opportunity to ask questions of the Corporation; and it understands that its investment in the Notes and the Shares involves a significant degree of risk including a risk of total loss of its investment, and it is fully aware of and understands all the risk factors related to its purchase of the Notes and the Shares;

(b)           It understands that (a) neither the Notes or the Shares have been registered under the Securities Act or any state securities laws, by reason of their issuance by the Corporation in a transaction exempt from the registration requirements thereof, (b) neither the Notes nor the Shares may not be sold unless such disposition is registered under the Securities Act and applicable state securities laws or is exempt from registration thereunder and (c) the Shares will be subject to the provisions of the Stockholders Agreement, which provides for certain restrictions on the transferability of the Shares; and it agrees that it will comply with all applicable securities laws in connection with any transfer of the Notes;

(c)           It further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts;

(d)           It has not employed any broker or finder in connection with the transactions contemplated by this Agreement;

(e)           It is an institutional “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act);

(f)            It is duly organized and validly existing under the laws of the state of its organization and has all power and authority to enter into and perform this Agreement and the Stockholders Agreement; and each of this Agreement and the Stockholders Agreement has been duly authorized by all necessary action on the part of it;

(g)           The execution, delivery and performance by it of this Agreement and the Stockholders Agreement and the consummation by it of the transactions contemplated hereby will not violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over it or any of its properties;

(h)           Each certificate representing a Note will bear a legend to the following effect unless the Corporation determines otherwise in compliance with applicable law:

“THE NOTES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE NOTES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”

(i)            Each certificate representing a Share will bear a legend to the following effect unless the Corporation determines otherwise in compliance with applicable law:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.  THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND NEITHER THIS SHARE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN THE STOCKHOLDERS AGREEMENT BETWEEN THE CORPORATION AND THE ORIGINAL HOLDER OF THESE SHARES.  A COPY OF SUCH AGREEMENT MAY BE OBTAINED AT

THE PRINCIPAL OFFICE OF THE CORPORATION.  SUCH TRANSFER RESTRICTIONS ARE BINDING UPON TRANSFEREES OF THESE SHARES.”

(j)            It acknowledges that the Corporation and others will rely upon the truth and accuracy of the foregoing acknowledgements, representations and agreements.

SECTION 203.  ERISA.

(a)           The Corporation represents and warrants that either (i) the Corporation is not, and its assets are not the assets of, an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or a “plan” described in Section 4975 of the Code or (ii) subject to the accuracy of the representations, warranties and agreements set forth in Section 203(b) the purchase and holding of the Shares and Notes or any interest therein by the Purchaser will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, for the entire period during which such Purchaser holds an interest in the Shares and Notes.

(b)           Each Purchaser hereby does (and any subsequent transferee, at the time of, and as a condition to, any such transfer, shall) represent, warrant and agree that for the entire period during which it holds any interest in the Shares or Notes that either (i) it is not, and is not using the assets of, an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA or a “plan” described in Section 4975 of the Code to purchase or hold the Shares and Notes or (ii) the purchase and holding of the Shares and Notes or any interest therein will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (including pursuant to Prohibited Transaction Class Exemption 95-60).

ARTICLE THREE

THE NOTES AND THE SHARES

SECTION 301.  Form, Dating and Terms of the Notes.

The Notes shall each be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Agreement.  The Notes may have notations, legends or endorsements required by law, or this Agreement.  Each Note shall be dated the date of its issuance.

SECTION 302.  Denominations.

The Notes shall be issuable only in registered form without interest coupons and only in denominations of $250,000 and integral multiples of $100,000 in excess thereof.  Except as otherwise provided herein, the Notes will be limited to $75,000,000 in aggregate principal amount outstanding.

SECTION 303.  Execution of the Notes.

One Officer shall sign the Notes for the Corporation by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time of execution of the Note, the Note shall be valid nevertheless.

SECTION 304.  Holder Lists for the Notes.

The Corporation shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  The Corporation shall furnish to any Holder upon written request a list in such form and as of such date as such Holder may reasonably require of the names and addresses of Holders.

SECTION 305.  Transfer and Exchange of Notes.

The Notes shall be issued in registered form and shall be transferable only upon the surrender of a Note for registration of transfer and in compliance with this Section 305.  When a Note is presented to the Corporation with a request to register a transfer, the Corporation shall register the transfer as requested if its requirements therefor are met; provided that no transfer of any Note to any transferee other than the Corporation, a Permitted Holder, a Purchaser named on Schedule 1 to this Agreement or an Affiliate of a Purchaser named on Schedule 1 of this Agreement, shall be permitted until the earlier of July 15, 2009 and a Change of Control; provided, however, any such transfer restrictions shall not be applicable upon the occurrence of an Event of Default pursuant to Section 501(6).  In addition, any Note surrendered for transfer:

(a)           shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Corporation, duly executed by the Holder thereof or his attorney duly authorized in writing; and

(b)           shall be accompanied by the following additional information and documents:

(i)            if such Note is being delivered to the Corporation by a Holder for transfer to a Permitted Holder or a Purchaser, a certification from such Holder to that effect (in the form set forth on the reverse side of the Note); or

(ii)           if such Note is being transferred to the Corporation, a certification to that effect (in the form set forth on the reverse side of the Note); or

(iii)          if such Note is being transferred pursuant to an exemption from registration under the Securities Act in accordance with Rule 144 under the Securities Act or in reliance upon another exemption from the registration requirements of the Securities Act, (x) a certification to that effect (in the form set forth on the reverse side of the Note) and (y) if the Corporation so requests, an opinion of counsel (which may be in-house counsel of the Holder)or other evidence reasonably satisfactory to it as to the compliance with the restrictions set forth in the legend set forth in Section 202(h).

No service charge shall be made for any registration of transfer, but the Corporation may require payment of a sum sufficient to pay all taxes, assessments or other governmental charges in connection with any transfer or exchange pursuant to this Section 305.  The Corporation shall not be required to register transfers of Notes called for redemption (except, in the case of Notes to be redeemed in part, the portion thereof not to be redeemed).

Prior to the due presentation for registration of transfer of any Note, the Corporation may deem and treat the Person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving any payment, on such Note and for all other purposes whatsoever, whether or not such Note is overdue, and the Corporation shall not be affected by notice to the contrary.

All Notes issued upon any transfer pursuant to the terms of this Agreement will evidence the same debt and will be entitled to the same benefits under this Agreement as the Notes surrendered upon such transfer.

Each Note shall bear a legend in substantially the form set forth in Section 202(h) of this Agreement.

SECTION 306.  Replacement Notes.

If a mutilated Note is surrendered to the Corporation or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Corporation shall issue a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met, such that the Holder (a) satisfies the Corporation within a reasonable time after such Holder has notice of such loss, destruction or wrongful taking and the Corporation does not register a transfer prior to receiving such notification and (b) makes such request to the Corporation prior to the Note being acquired by a protected purchaser as defined in Section 8-303 of the Uniform Commercial Code (a “protected purchaser”).  If required by the Corporation, such Holder shall provide an unsecured indemnity agreement in respect of any loss that the Corporation may suffer if a Note is replaced.  In the event any such mutilated, lost, destroyed or wrongfully taken Note has become or is about to become due and payable, the Corporation in its sole discretion may pay such Note instead of issuing a new Note in replacement thereof.

The provisions of this Section 306 are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, lost, destroyed or wrongfully taken Notes.

SECTION 307.  Outstanding Notes.

Notes outstanding at any time are all Notes issued by the Corporation except for those described in this Section 307 as not outstanding.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Corporation or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Corporation or any Subsidiary of the Corporation shall be disregarded and deemed not to be outstanding.  Subject to the foregoing, a Note does not cease to be outstanding because the Corporation or an Affiliate of the Corporation holds the Note.

If a Note is replaced pursuant to Section 306, it ceases to be outstanding unless the Corporation receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as such term is defined in Section 306).

SECTION 308.  Cancellation.

The Corporation and no one else shall cancel all Notes surrendered for registration of transfer, payment or cancellation and shall dispose of canceled Notes in accordance with its customary procedures.  The Corporation may not issue new Notes to replace Notes it has redeemed, paid or canceled.

SECTION 309.  Defaulted Interest on the Note.

If the Corporation defaults in a payment of interest on the Notes at its stated final maturity, the Corporation shall pay the defaulted interest (plus interest on such defaulted interest to the extent lawful) on demand.

SECTION 310.  The Shares.

The Shares shall be issued to the Purchasers pursuant to Article Four hereof, shall be substantially in the form of Exhibit B hereto and shall be subject to the terms and provisions of the Stockholders Agreement set forth in Exhibit C hereto (including without limitation the restrictions on transfer set forth therein).  The Shares shall be entitled to all the rights and be subject to all the terms and provisions of the Delaware General Corporation Law and the Amended and Restated Certificate of Incorporation and By-Laws of the Corporation.

ARTICLE FOUR

PURCHASE OF THE NOTES AND THE SHARES

SECTION 401.  Purchase of the Notes and the Shares.

On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions set forth below, the Corporation agrees to issue and sell to each of the Purchasers, severally and not jointly, and each of the Purchasers, severally and not jointly, agrees to purchase from the Corporation (i) the principal amount of Notes set forth opposite the name of such Purchaser on Schedule 1 hereto at a purchase price equal to 100% of the principal amount thereof and (ii) the number of Shares set forth opposite the name of such Purchaser on Schedule 1 hereto at a purchase price equal to $4.38331 per share.

SECTION 402.  Payment of Purchase Price; Closing.

The Corporation will deliver the Notes and the Shares to each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor (as set forth above in

Section 401) by wire transfer in immediately available funds to the account designated by the Corporation.  The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on the Issue Date (such time being referred to herein as the “Closing”).

The documents to be delivered at the Closing by or on behalf of the parties hereto pursuant to this Article Four, including the cross-receipt for the Notes and the Shares and any additional documents requested by the Purchasers pursuant to this Article Four, will be delivered on the Issue Date at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017.

SECTION 403.  Fees and Expenses.

The Corporation agrees with each of the Purchasers that the Corporation will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the counsel to the Corporation and the counsel to the Purchasers in connection with the issue of the Notes and the Shares (with the Purchasers’ fees, disbursements and expenses not to exceed $40,000); (ii) the cost of printing or reproducing this Agreement and the Stockholders Agreement, closing documents (including any compilations thereof) and any other documents in connection with the purchase, sale and delivery of the Notes and the Shares; (iii) the cost of preparing the certificates representing the Notes and the Shares; and (iv) all other costs and expenses incident to the performance of the Corporation’s obligations hereunder which are not otherwise specifically provided for in this Section 403.

SECTION 404.  Conditions Precedent.

The obligations of the Purchasers hereunder shall be subject to the condition that all representations and warranties and other statements of the Corporation herein are, at and as of the Closing, true and correct, the condition that the Corporation shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)           Simpson Thacher & Bartlett LLP, counsel for the Corporation, shall have furnished to you their written opinion, dated as of the Closing, in substantially the form set forth in Exhibit D hereto;

(b)           Kenneth Walker, General Counsel of the Corporation, shall have furnished to you his written opinion, dated as of the Closing, in substantially the form set forth in Exhibit E hereto;

(c)           Pepe & Hazard LLP, special counsel to the Purchasers, shall have furnished you their written opinion, dated as of the Closing, in substantially the form set forth in Exhibit F hereto;

(d)           The Corporation shall have furnished or caused to be furnished to the Purchasers at the Closing certificates of (i) an Officer of the Corporation certifying as to the performance of the Corporation’s obligations to be performed by the Closing pursuant to this Agreement and as to the truth and correctness of the representations and warranties of the Corporation contained in this Agreement as of the Closing and (ii) a certificate of the secretary or assistant secretary of the Corporation attaching copies of the resolutions duly adopted by the Board of Directors with respect to the issuance and sale of the Notes and the Shares hereunder and as to incumbency and such other matters as the Purchasers may reasonably request;

(e)           On the date of the Closing, the Purchasers’ purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which Purchasers are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation G, T or X of the Board of Governors of the Federal Reserve System) and (iii) not subject the Purchasers to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof;

(f)            A Private Placement number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes; and

(g)           The Stockholders Agreement shall have been executed by the Purchasers, the Corporation and Sealy Paterson LLC.

ARTICLE FIVE

REMEDIES

SECTION 501.  Events of Default.

“Event of Default”, wherever used herein, means one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)           default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes issued under this Agreement whether or not such payment shall be prohibited by Article Ten hereof;

(2)           default at stated final maturity in the payment of interest on or with respect to the Notes issued under this Agreement whether or not such payment shall be prohibited by Article Ten hereof;

(3)           failure by the Corporation for 45 days after receipt of written notice given by the Holders of at least 51% in principal amount of the Notes then outstanding and issued under this Agreement to comply with the provisions of Sections 802 through 810 of this Agreement;

(4)           default, upon receipt of written notice by the Holders of at least 51% in principal amount of the Notes then outstanding and issued under this Agreement of such default, under any agreement, mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Corporation or any Restricted Subsidiary or the payment of which is guaranteed by the Corporation or any Restricted Subsidiary, other than Indebtedness owed to the Corporation or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A)          such default either (x) results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or (y) relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B)           the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million or more at any one time outstanding;

(5)           failure, upon receipt of written notice by the Holders of at least 51% in principal amount of the Notes then outstanding and issued under this Agreement of such failure, by the Corporation to pay final judgments aggregating in excess of $50.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 75 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed; or

(6)           any of the following events with respect to the Corporation or any Significant Subsidiary:

(A)          the Corporation or any Significant Subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(i)            commences a voluntary case;

(ii)           consents to the entry of an order for relief against it in an involuntary case;

(iii)          consents to the appointment of a custodian of it or for any substantial part of its property;

(iv)          takes any comparable action under any foreign laws relating to insolvency, or

(B)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i)            is for relief against the Corporation or any Significant Subsidiary in an involuntary case;

(ii)           appoints a custodian of the Corporation or any Significant Subsidiary or for any substantial part of its property; or

(iii)          orders the winding up or liquidation of the Corporation or any Significant Subsidiary and the order or decree remains unstayed and in effect for 60 days.

SECTION 502.  Increase in Interest Rate.

If an Event of Default occurs and is continuing, the Interest Rate shall increase to 12% per annum and shall further increase to 13% per annum in the event that Sealy Holding LLC and the Corporation are unable to cause the Event of Default Directors to be elected to the Board of Directors of the Corporation pursuant to the first paragraph of Section 503 below.

Upon the cure or waiver as provided in Section 508 by the Holders of a majority in aggregate principal amount of the Outstanding Notes of the Event of Default giving rise to the increase in the Interest Rate, the Interest Rate shall automatically be reset to 10% per annum.

SECTION 503.  Acceleration of Maturity; Rescission and Annulment.

Prior to or on April 6, 2013, if an Event of Default occurs and is continuing, then the Corporation agrees, to the extent permitted by law, to take such action as may be required under applicable law to (i) include (1) one director nominated by the Teachers Insurance and Annuity Association of America and (2) one director nominated by The Northwestern Mutual Life Insurance Company (the “Event of Default Directors”) in any slate of nominees for directors recommended by the Board of Directors for election by the stockholders of the Corporation and (ii) to use its reasonable best efforts to cause the election of the Event of Default Directors to the Board of Directors, including nominating such individuals, to be elected as directors.  Sealy Holding LLC agrees, to the extent permitted by law, to take such action as may be required under applicable law to use its reasonable best efforts to cause the election of the Event of Default Directors to the Board of Directors, including voting in favor of such individuals to be elected as directors.  At any time such Event of Default has been cured or waived in accordance herewith, Sealy Holding LLC and the Corporation shall have no obligations pursuant to this Section 503 and shall be entitled to take all action necessary to remove any such Event of Default Directors from the Board of Directors of the Corporation; provided further once an Event of Default is cured or waived, Teachers Insurance and Annuity Association of America and The Northwestern Mutual Life Insurance Company shall cause such Event of Default Directors to resign immediately.

After April 6, 2013, if an Event of Default (other than an Event of Default specified in Section 501(6) above) occurs and is continuing, then the Holders of at least 67% in principal amount of the Outstanding Notes issued under this Agreement may declare the principal, premium, if any, and interest on all the Outstanding Notes to be due and payable immediately, by a notice in writing to the Corporation.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately.  Notwithstanding the foregoing, if after April 6, 2013 an Event of Default specified in Section 501(6) above occurs and is continuing, then the principal amount of and interest, and to the extent permitted by applicable law, premium on all Outstanding Notes shall ipso facto become and be immediately due and payable without any notice, declaration or other act on the part of any Holder.

At any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained by any Holder, the Holders of 67% in aggregate principal amount of the Outstanding Notes, by written notice to the Corporation, may rescind and annul such declaration and its consequences if:

(a)           the Corporation has paid:

(A)          all unpaid principal of (and premium, if any, on) any Outstanding Notes which has become due otherwise than by such declaration of acceleration, and interest on such unpaid principal at the rate borne by the Notes; and

(B)           to the extent that payment of such interest is lawful, interest on overdue interest at the rate borne by the Notes; and

(b)           Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on Notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in Section 508, no such rescission shall affect any subsequent default or impair any right consequent thereon.

Notwithstanding the preceding paragraph, in the event of any Event of Default specified in Section 501(4) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Holders, if within 30 days after such Event of Default arose,

(x)            the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

(y)           the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

(z)            if the default that is the basis for such Event of Default has been cured.

SECTION 504.  Unconditional Right of Holders to Receive Principal, Premium and Interest.

Notwithstanding any other provision in this Agreement, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment, as provided herein and in such Note of the principal of (and premium, if any) and interest on such Note on the stated maturity expressed in such Note (or, subject to the terms of the Senior Credit Facilities, in the case of redemption, on the Redemption Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

SECTION 505.  Restoration of Rights and Remedies.

If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Corporation, any other obligor of the Notes and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

SECTION 506.  Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 306, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise.  The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 507.  Delay or Omission Not Waiver.

No delay or omission of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein.  Every right and remedy given by this Article or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders, as the case may be.

SECTION 508.  Waiver of Past Defaults.

Subject to Sections 507 and 702, the Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all such Notes waive any past Default hereunder and its consequences, except a continuing Default or Event of Default (1) in respect of the payment of interest on, premium, if any, or the principal of any such Note held by a non-consenting Holder, or (2) in respect of a covenant or provision hereof which under Article Seven cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Agreement, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

ARTICLE SIX

SUCCESSOR COMPANY

SECTION 601.  Corporation May Consolidate, Etc., Only on Certain Terms.

The Corporation may not consolidate or merge with or into or wind up into (whether or not the Corporation is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)           the Corporation is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Corporation) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Corporation”);

(2)           the Successor Corporation, if other than the Corporation, expressly assumes all the obligations of the Corporation set forth in this Agreement in respect of the Notes pursuant to documents in form reasonably satisfactory to Holders of a majority in principal amount of the Outstanding Notes;

(3)           immediately after such transaction no Event of Default exists; and

(4)           immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(A)          the Successor Corporation would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 805(A)(1) of this Agreement (it being understood, in each case, that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of the Corporation’s non-cash interest expense, amortization of original issue discount and non-cash dividend payments shall be excluded) or

(B)           the Fixed Charge Coverage Ratio for the Successor Corporation and its Restricted Subsidiaries would be greater than such Ratio for the Corporation and its Restricted Subsidiaries immediately prior to such transaction (it being understood, in each case, that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of the Corporation’s non-cash interest expense, amortization of original issue discount and non-cash dividend payments shall be excluded);

SECTION 602.  Successor Substituted.

The Successor Corporation shall succeed to, and be substituted for the Corporation in respect of the Notes.  Notwithstanding clauses (3) and (4) of Section 601,

(1)           any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Corporation and

(2)           the Corporation may merge with an Affiliate incorporated solely for the purpose of reincorporating the guarantor or the Corporation in another State of the United States so long as the amount of Indebtedness of the Corporation and the Restricted Subsidiaries is not increased thereby.

ARTICLE SEVEN

AMENDMENTS AND WAIVERS

SECTION 701.  Amendments With Consent of Holders Not To Be Unreasonably Withheld.

With the consent of Holders of a majority in aggregate principal amount of the Outstanding Notes (which shall not be unreasonably withheld or delayed), the Corporation, at any time and from time to time, may amend this Agreement or the Notes for any of the following purposes:

(1)           to cure any ambiguity, omission, defect or inconsistency;

(2)           to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)           to comply with Article Six hereof;

(4)           to evidence the succession of another Person to the Corporation and to provide the assumption of the Corporation’s obligations to Holders;

(5)           to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Agreement of any such Holder;

(6)           to add covenants for the benefit of the Holders or to surrender any right or power conferred in this Agreement upon the Corporation; or

(7)           to add a guarantor under this Agreement.

SECTION 702.  Amendments or Waivers with Consent of Holders.

With the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes (67% in the case of amendments to (a) Section 808 and related definitions and (b) the first paragraph of Section 305), the Corporation may amend this Agreement or the Notes for the purpose of adding any provisions hereto or thereto, changing in any manner or eliminating any of the provisions or of modifying in any manner the rights of the Holders hereunder or thereunder and any existing Default, Event of Default or compliance with any provision of this Agreement or the Notes may be waived with the consent of the Holders of not less than a majority in principal amount of the Outstanding Notes (67% in the case of amendments to (a) Section 808 and related definitions and (b) the first paragraph of Section 305), other than Notes beneficially owned by the Corporation or its Affiliates (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for Notes); provided, however, that no such amendment or waiver shall, without the consent of the Holder of each Outstanding Note affected thereby:

(1)           reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)           reduce the principal of or change the maturity of any such Note or alter or waive the provisions with respect to the redemption of the Notes (other than Sections 808 and 809 and related definitions);

(3)           reduce the rate of or change the time for payment of interest on any Note;

(4)           waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes issued under this Agreement, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of such Notes and a waiver of the Default that resulted from such acceleration, or in respect of a covenant or provision contained in this Agreement which cannot be amended or modified without the consent of all Holders;

(5)           make any Note payable in a currency other than that stated in such Notes;

(6)           make any change in Section 508 or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7)           make any change in these amendment and waiver provisions;

(8)           impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes; or

(9)           make any change in Article Ten of this Agreement that would adversely affect the Holders.

SECTION 703.  Effect of Amendments or Waivers.

Upon the execution of any amendment or waiver under this Article Seven, this Agreement shall be modified in accordance therewith, and such amendment or waiver shall form a part of this Agreement for all purposes; and every Holder of Notes theretofore or thereafter delivered hereunder shall be bound thereby.

SECTION 704.  Notice of Amendments and Waivers.

Promptly after the execution by the Corporation of any amendment or receipt of waivers pursuant to the provisions of Section 702, the Corporation shall give notice thereof to the Holders of each Outstanding Note affected, in the manner provided for in Section 104, setting forth in general terms the substance of such amendment or waiver.

ARTICLE EIGHT

COVENANTS

SECTION 801.  Payment of Principal, Premium, if any, and Interest.

The Corporation covenants and agrees for the benefit of the Holders that it will duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes and this Agreement by wire transfer of immediately available funds for the accounts of the Holders in accordance with the wiring instructions set forth under each Holder’s signature on the signature pages to this Agreement; provided that the Corporation shall not be required to pay interest in cash at any time prior to July 15, 2015.

SECTION 802.  Corporate Existence.

Subject to Article Six, the Corporation will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and the corporate rights (charter and statutory) and franchises of the Corporation; provided, however, that the Corporation shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Corporation and its Subsidiaries as a whole.

SECTION 803.  Reports and Other Information.

(A) The Corporation will furnish to each Purchaser:

(1)           Annual Financial Statements.  On or before the date that is the later of 15 days after the filing of Sealy Mattress Corporation’s Annual Report on Form 10-K and 90 days after the end of each such fiscal year, the unaudited (or audited, if either a designation for the Notes by the National Association of Insurance Commissioners is dependent on such financial statements being audited or such audited financial statements are required by law or regulation to be provided to permit the Notes or Shares to be an admitted asset under applicable insurance law) consolidated and consolidating balance sheet of the Corporation and its Restricted Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income and retained earnings and of cash flows of the Corporation and its Restricted Subsidiaries for such year;

(2)           Quarterly Financial Statements.  On or before the date that is the later of 5 days after the filing of Sealy Mattress Corporation’s Quarterly Report on

Form 10-Q and 45 days after the end of each such quarterly accounting period, the unaudited consolidated and consolidating balance sheet of the Corporation and its Restricted Subsidiaries as at the end of such quarterly period and the related consolidated and consolidating statement of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period and the related consolidated and consolidating statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period;

all such financial statements shall be prepared in accordance with GAAP applied consistently throughout periods reflected therein and with prior periods.  To the extent that audited financial statements are not required, the financial statements furnished pursuant to this Section 803 will omit substantially all written disclosure required by GAAP (primarily related to financial statement notes).

(B) Either Sealy Mattress Corporation or SMC shall file with the Commission (and the Corporation shall make available to the Holders of the Notes (without exhibits), without cost to each Holder, within 15 days after it files with the Commission):

(1)           within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2)           within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

(3)           promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4)           any other information, documents and other reports which Sealy Mattress Corporation or SMC would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that neither Sealy Mattress Corporation nor SMC shall be obligated to file such reports with the Commission if the Commission does not permit such filing, in which event Sealy Mattress Corporation or SMC shall make available such information to the Holders of the Notes within 15 days after the time Sealy Mattress Corporation or SMC, as applicable, would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

(C) Notwithstanding the foregoing, the requirements set forth above in this Section 803(B) shall be deemed satisfied prior to completion of the registered exchange offer for the SMC Senior Subordinated Notes by the filing with the Commission by Sealy Mattress

Corporation or SMC of a registration statement and any amendment thereto (including financial information that satisfies the requirements of Regulation S-X of the Securities Act).

SECTION 804.  Limitation on Restricted Payments.

(A)          The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly:

(1)           declare or pay any dividend or make any distribution on account of the Corporation’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

(a)           dividends or distributions by the Corporation payable in Equity Interests (other than Disqualified Stock) of the Corporation or in options, warrants or other rights to purchase such Equity Interests or

(b)           dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Corporation or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2)           purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Corporation or of any direct or indirect parent entity of the Corporation, including in connection with any merger or consolidation;

(3)           make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than;

(a)           Indebtedness permitted under clause (7) of Section 805(B); or

(b)           the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4)           make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a)           no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)           (i) with respect to a Restricted Payment by the Corporation or any Restricted Subsidiary of the Corporation other than SMC and its Restricted Subsidiaries, the Corporation would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 805(A)(1) of this Agreement (it being understood that for purposes of calculating such Fixed Charge Coverage Ratio for this purpose only, any of the Corporation’s non-cash interest expense, amortization of original issue discount or non-cash dividend payments shall be excluded) or (ii) with respect to a Restricted Payment by SMC or any Restricted Subsidiary of SMC, SMC would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 805(A)(2) of this Agreement; and

(c)           such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Corporation and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (6)(a) and (c) and (9) of paragraph (B) below, but excluding all other Restricted Payments permitted by such paragraph (B)), is less than the sum of

(i)            50% of the Consolidated Net Income (it being understood that for purposes of calculating Consolidated Net Income pursuant to this clause (c)(i) only, any of the Corporation’s non-cash interest expense, amortization of original issue discount or non-cash dividend payments shall be excluded) of the Corporation for the period (taken as one accounting period) from July 1, 2004 to the end of the Corporation’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

(ii)           100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received by the Corporation since immediately after the Senior Subordinated Notes Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 805(B)(11) of this Agreement) from the issue or sale of:

(x)            Equity Interests of the Corporation, including Retired Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received from the sale of

(A)                              Equity Interests to members of management, directors or consultants of the Corporation, any direct or indirect parent entity of the Corporation and the Corporation’s Subsidiaries after the Senior Subordinated Notes Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with paragraph (B)(4) below; and

(B)                                Designated Preferred Stock

and to the extent actually contributed to the Corporation, Equity Interests of the Corporation’s direct or indirect parent entities (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations); or

(y)           debt securities of the Corporation that have been converted into such Equity Interests of the Corporation; provided, however, that this clause (ii) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Corporation sold to a Restricted Subsidiary or the Corporation, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions plus

(iii)          100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property contributed to the capital of the Corporation following the Senior Subordinated Notes Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to Section 805(B)(11) of this Agreement) (other than by a Restricted Subsidiary and other than by any Excluded Contributions) plus

(iv)          100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors, of marketable securities or other property received by means of

(A)                              the sale or other disposition (other than to the Corporation or a Restricted Subsidiary) of Restricted Investments made by the Corporation and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Corporation and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Corporation and its Restricted Subsidiaries or

(B)                                the sale (other than to the Corporation or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Corporation or a Restricted Subsidiary pursuant to paragraph (B)(10) below or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

(v)           in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Board of Directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Corporation or a Restricted Subsidiary pursuant to paragraph (B)(10) below or to the extent such Investment constituted a Permitted Investment.

(B)           The foregoing provisions shall not prohibit:

(1)           the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(2)           (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Subordinated Indebtedness of

the Corporation, or any Equity Interests of any direct or indirect parent entity of the Corporation, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Corporation (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph (B), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent entity of the Corporation) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3)           the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Corporation made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Corporation which is incurred in compliance with Section 805 so long as

(A)          the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired,

(B)           such Indebtedness is subordinated to Senior Indebtedness and the Notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(C)           such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

(D)          such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)           a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Corporation or any of its direct or indirect parent entities held by any future, present or former employee, director or consultant of the Corporation, any of its Subsidiaries or any of its direct or indirect parent entities pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (3) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

(a)           the cash proceeds from the sale of Equity Interests of the Corporation and, to the extent contributed to the Corporation, Equity Interests of any of the Corporation’s direct or indirect parent entities, in each case to members of management, directors or consultants of the Corporation, any of its Subsidiaries or any of its direct or indirect parent entities that occurs after the Senior Subordinated Notes Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of paragraph (A)(c) above, plus

(b)           the cash proceeds of key man life insurance policies received by the Corporation and its Restricted Subsidiaries after the Senior Subordinated Notes Issue Date, less

(c)           the amount of any Restricted Payments previously made pursuant to clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Corporation from members of management of the Corporation, any of its direct or indirect parent entities or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Corporation or any of its direct or indirect parent entities will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(5)           the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Corporation or any other Restricted Subsidiary issued in accordance with the covenant described under Section 805 of this Agreement to the extent such dividends are included in the definition of Fixed Charges;

(6)           (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Corporation after the Senior Subordinated Notes Issue Date;

(b) the declaration and payment of dividends to a direct or indirect parent entity of the Corporation formed to hold substantially all of the common stock of the Corporation, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent entity issued after the Senior Subordinated Notes Issue Date, provided that the amount of dividends paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Corporation from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph (B);

provided, however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, (i) in the case of Designated Preferred Stock of the Corporation or any direct or indirect parent entity of SMC or of the Corporation, the Corporation would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 (it being understood, in each case, that for purposes of calculating the Fixed Charge Coverage Ratio for this purpose only, any of the Corporation’s non-cash interest expense, amortization of original issue discount and non-cash dividend payments shall be excluded) or (ii) in the case of Designated Preferred Stock of SMC or any of its subsidiaries, SMC would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7)           Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $50.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)           repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9)           the payment of dividends on the Corporation’s Common Stock, following the first public offering of the Corporation’s Common Stock or the common stock of any of its direct or indirect parent entities formed to hold substantially all of the common stock of the Corporation after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to the Corporation in such public offering, other than public offerings with respect to the Corporation’s Common Stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

(10)         Investments that are made with Excluded Contributions;

(11)         other Restricted Payments in an aggregate amount not to exceed $60.0 million;

(12)         the declaration and payment of dividends by the Corporation to, or the making of loans to, a direct parent entity formed to hold substantially all of the common stock of the Corporation in amounts required for either of their respective direct or indirect parent entities to pay

(a)           franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

(b)           federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Corporation and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

(c)           customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of the Corporation to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Corporation and the Restricted Subsidiaries, and

(d)           general corporate overhead expenses of any direct or indirect parent entity of the Corporation to the extent such expenses are attributable to the ownership or operation of the Corporation and the Restricted Subsidiaries;

(13)         distributions or payments of Receivables Fees;

(14)         cash dividends or other distributions on the Corporation’s or any Restricted Subsidiary’s Capital Stock used to fund the Transactions and the fees and expenses related thereto or owed to Affiliates, in each case to the extent permitted by Section 807 of this Agreement;

(15)         the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 808 and 809 hereof; provided that all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(16)         without duplication of any of the foregoing, any Restricted Payment by the Corporation or any of its Restricted Subsidiaries that is otherwise permitted by, or is made with the proceeds from Restricted Payments permitted by, the terms of the Senior Credit Facilities and the SMC Senior Subordinated Notes;

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5), (6), and (11) of this Section 804(B), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(C)           As of the Issue Date, all of the Corporation’s Subsidiaries shall be Restricted Subsidiaries.  The Corporation shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of “Unrestricted Subsidiary” in this Agreement.  For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Corporation and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investment.”  Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to paragraph (A) above or under clauses (7), (10) or (11) of paragraph (B) above, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries shall not be subject to any of the restrictive covenants set forth in this Agreement.

SECTION 805.  Incurrence of Indebtedness and Issuance of Disqualified Stock.

(A)          The Corporation shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Corporation will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that

(1)           the Corporation may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary of the Corporation other than SMC and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock if the Fixed Charge Coverage Ratio of the Corporation for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, and

(2)           SMC and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio of SMC for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(B)           The limitations in paragraph (A) above shall not apply to:

(1)           the incurrence of Indebtedness under Credit Facilities (other than the Senior Unsecured Term Loan) by the Corporation, SMC or any of their Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $900.0 million outstanding at any one time;

(2)           the incurrence of the Senior Unsecured Term Loan, up to an aggregate principal amount of $100.0 million outstanding at any one time, by the Corporation, SMC or any of their Restricted Subsidiaries;

(3)           Existing Indebtedness (including Indebtedness represented by the Notes) (other than Indebtedness described in clauses (1) and (2) above);

(4)           Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Corporation, SMC or any of their Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (4) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (4), does not exceed the greater of (x) $100.0 million and (y) 10.0% of Total Assets.

(5)           Indebtedness incurred by the Corporation, SMC or any of their Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6)           Indebtedness arising from agreements of the Corporation, SMC or any of their Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a)           such Indebtedness is not reflected on the balance sheet of the Corporation, SMC or any of their Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet shall not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)) and

(b)           the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Corporation, SMC or any of their Restricted Subsidiaries in connection with such disposition;

(7)           Indebtedness of the Corporation owed to and held by SMC or any other of its Restricted Subsidiaries or Indebtedness of SMC or any other Restricted Subsidiary owed to and held by the Corporation, SMC or any other Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Corporation, SMC or any Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness by the issuer thereof;

(8)           shares of preferred stock of a Restricted Subsidiary issued to the Corporation, SMC or any other Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in SMC or any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of the Corporation or any other subsequent transfer of any such shares of preferred stock (except to the Corporation, SMC or any Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

(9)           Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:

(a)           interest rate risk with respect to any Permitted Indebtedness; or

(b)           exchange rate risk with respect to any currency exchange; or

(c)           commodity risk;

(10)         obligations in respect of performance, bid, appeal and surety bonds and completion guarantees provided by the Corporation, SMC or any of their

Restricted Subsidiaries or obligations in respect of letters of credit related thereto, in each case in the ordinary course of business;

(11)         Indebtedness, Disqualified Stock and preferred stock of the Corporation, SMC or any of their Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (11), does not at any one time outstanding exceed the sum of:

(x)            $175.0 million; and

(y)           100% of the net cash proceeds received by the Corporation since immediately after the Senior Subordinated Notes Issue Date from the issue or sale of Equity Interests of the Corporation or cash contributed to the capital of the Corporation (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Corporation or any of its Subsidiaries) as determined in accordance with clauses (c)(ii) and (c)(iii) of Section 804(A) of this Agreement to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to Section 804(B) of this Agreement or to make Permitted Investments (other than Permitted Investments specified in clauses (i) and (iii) of the definition thereof),

(it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (11) shall cease to be deemed incurred or outstanding for purposes of this clause (11) but shall be deemed incurred for the purposes of Section 805(A) above from and after the first date on which the Corporation or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under Section 805(A) above without reliance on this clause (11);

(12)         (a)  any guarantee by the Corporation or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of this Agreement; or

(b)           any guarantee by a Restricted Subsidiary of Indebtedness of the Corporation or SMC;

(13)         the incurrence by the Corporation, SMC or any of their Restricted Subsidiaries of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under Section 805(A) and clause (3) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness

(a)           has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

(b)           to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes, such Refinancing Indebtedness is subordinated or pari passu to the Notes at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and

(c)           shall not include (x) Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Corporation or (y) Indebtedness, Disqualified Stock or preferred stock of the Corporation, SMC or any of their Restricted Subsidiaries that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

and provided, further, that subclauses (a) and (b) of this clause (13) shall not apply to any refunding or refinancing of any Indebtedness of a Restricted Subsidiary and subclause (a) shall not apply to any Senior Indebtedness.

(14)         Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Corporation, SMC or any of their Restricted Subsidiaries or merged into the Corporation, SMC or any of their Restricted Subsidiaries in accordance with the terms of this Agreement; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided, further, that after giving effect to such acquisition or merger, either

(a)           with respect to an acquisition by or merger with the Corporation or any Restricted Subsidiary of the Corporation other than SMC and its Restricted Subsidiaries, either (i) the Corporation would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (1) of paragraph (A) above or (ii) the Fixed Charge Coverage Ratio of the Corporation would be greater than immediately prior to such acquisition or

(b)           with respect to an acquisition by or merger with SMC or any Restricted Subsidiary of SMC, either (i) SMC or such Restricted

Subsidiary of SMC would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in clause (2) of paragraph (A) above or (ii) the Fixed Charge Coverage Ratio of SMC would be greater than immediately prior to such acquisition;

(15)         Indebtedness arising from the honoring by a bank or other financial  institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16)         Indebtedness of the Corporation, SMC or any of their Restricted Subsidiaries supported by a letter of credit issued pursuant Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(17)         Indebtedness of the Corporation or any Restricted Subsidiary consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business; and

(18)         Without duplication of any of the above, Indebtedness of SMC or any of its Restricted Subsidiaries permitted under the terms of the Senior Credit Facilities and SMC Senior Subordinated Notes.

(C)           For purposes of determining compliance with this Section 805, in the event that an item of Indebtedness, Disqualified Stock or preferred stock meets the criteria of more than one of the categories of Permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (1) through (17) of Section 805(B) of this Agreement or is entitled to be incurred pursuant to Section 805(A) of this Agreement, the Corporation shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this Section 805 and such item of Indebtedness, Disqualified Stock or preferred stock shall be treated as having been incurred pursuant to only one of such clauses of Section 805(B) above or pursuant to Section 805(A) above except as otherwise set forth in clause (11) of Section 805(B).  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or preferred stock shall not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this Section 805.

(D)          For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(E)           The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

SECTION 806.  Limitation on Liens.

The Corporation shall not,  directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Corporation, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the Notes are equally and ratably secured with, or senior to, in the event the Lien relates to Subordinated Indebtedness, the obligations so secured until such time as such obligations are no longer secured by a Lien.

SECTION 807.  Limitations on Transactions with Affiliates

.

(A)          The Corporation shall not, and shall not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Corporation (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless

(1)           such Affiliate Transaction is on terms that are not materially less favorable to the Corporation or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Corporation or such Restricted Subsidiary with an unrelated Person; and

(2)           with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, the majority of the Board of Directors approves such Affiliate Transaction and certifies that such Affiliate Transaction complies with clause (1) above.

(B)           The foregoing provisions of paragraph (A) will not apply to the following:

(1)           transactions between or among the Corporation and/or any of the Restricted Subsidiaries;

(2)           Restricted Payments permitted by Section 804 of this Agreement and the definition of “Permitted Investment”;

(3)           the payment of management, consulting, monitoring and advisory fees and related expenses to Kohlberg Kravis Roberts & Co. L.P. and its Affiliates;

(4)           the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Corporation, any of its direct or indirect parent entities or any Restricted Subsidiary;

(5)           payments by the Corporation or any Restricted Subsidiary to Kohlberg Kravis Roberts & Co. L.P., and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Corporation in good faith;

(6)           transactions in which the Corporation or any Restricted Subsidiary, as the case may be, delivers a letter from an Independent Financial Advisor stating that such transaction is fair to the Corporation or such Restricted Subsidiary from a financial point of view or meets the requirements of Section 807(A)(1) of this Agreement;

(7)           payments or loans (or cancellation of loans) to employees or consultants of the Corporation, any of its direct or indirect parent entities or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Corporation in good faith;

(8)           any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect);

(9)           the existence of, or the performance by the Corporation or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Corporation or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders of the Notes in any material respect;

(10)         the Transactions and the payment of all fees and expenses related to the Transactions;

(11)         transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement which are fair to the Corporation and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Corporation or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

(12)         the issuance of Equity Interests (other than Disqualified Stock) of the Corporation to any Permitted Holder or to any director, officer, employee or consultant; and

(13)         sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

SECTION 808.  Change of Control.

(a)           If a Change of Control occurs and all obligations under the Senior Credit Facilities shall have been repaid, the Corporation shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest to the date of purchase, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date. Within 90 days following any Change of Control, the Corporation shall send notice of such Change of Control Offer by first class mail to each Holder with the following information:

(1)           a Change of Control Offer is being made pursuant to this Section 808 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

(2)           the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3)           any Note not properly tendered will remain outstanding and continue to accrue interest;

(4)           unless the Corporation defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5)           Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed, to the Corporation prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6)           Holders will be entitled to withdraw their tendered Notes and their election to require the Corporation to purchase such Notes, provided that the Corporation receives, not later than the close of business on the third Business Day preceding the Change of

Control Payment Date, a telegram, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing his tendered Notes and his election to have such Notes purchased; and

(7)           that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $100,000 in principal amount or an integral multiple thereof.

(b)           Prior to complying with the provisions of this Section 808, but in any event within 90 days following a Change of Control, to the extent required to permit the Corporation to repurchase the Notes pursuant to Section 808, the Corporation shall either repay all outstanding obligations of the Corporation and its Subsidiaries under the Credit Agreement or obtain the requisite consents, if any, under all agreements governing obligations thereunder.  Until the requirements of the immediately preceding sentence are satisfied, the Corporation shall not repurchase, and shall not be obligated to repurchase, any Notes pursuant to a Change of Control Offer.

(c)           On or before the Change of Control Payment Date, the Corporation shall, to the extent lawful accept for payment and pay for all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer.

The Corporation will promptly deliver by wire transfer to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such repurchased Notes, and the Corporation shall promptly execute and mail to each Holder a new certificate equal to any unrepurchased portion of the Notes surrendered, if any.

(d)           The Corporation shall not be required to make a Change of Control Offer upon a Change of Control if a third party makes a change of control offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 808 applicable to a Change of Control Offer made by the Corporation and such third party purchases all Notes properly tendered and not withdrawn under such change of control offer; provided that the requirement of the Corporation to make a Change of Control Offer shall be not be affected in the event such third party breaches its obligations to purchase any such Notes.

(e)           To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof.

SECTION 809.  Asset Sales.

(a)           The Corporation shall not, and shall not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless:

(1)           the Corporation or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Corporation) of the assets sold or otherwise disposed of and

(2)           except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Corporation or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

(A)          any liabilities (as shown on the Corporation’s, or such Restricted Subsidiary’s, most recent balance sheet or in the notes thereto) of the Corporation or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes, that are assumed by the transferee of any such assets and for which the Corporation and all Restricted Subsidiaries have been validly released by all creditors in writing,

(B)           any securities received by the Corporation or such Restricted Subsidiary from such transferee that are converted by the Corporation or such Restricted Subsidiary into cash (to the extent of the cash received) within 270 days following the closing of such Asset Sale and

(C)           any Designated Non-cash Consideration received by the Corporation or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (C) that is at that time outstanding, not to exceed the greater of (x) $100.0 million and (y) 10.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

(b)           Within 455 days after the Corporation’s or any Restricted Subsidiary’s receipt of the Net Proceeds of any Asset Sale, the Corporation or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

(1)           to permanently reduce:

(A)          Obligations under the Senior Credit Facilities or the Senior Unsecured Term Loan, and to correspondingly reduce commitments with respect thereto,

(B)           Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness provided that if the Corporation shall so reduce Obligations under Senior Subordinated Indebtedness, it shall equally and ratably reduce Obligations under the Notes if the Notes are then prepayable or, if the Notes may not then be prepaid, the Corporation shall make an offer (in accordance with the procedures set forth below for an Asset Sale

Offer) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of Notes that would otherwise be prepaid, or

(C)           Indebtedness of a Restricted Subsidiary, other than Indebtedness owed to the Corporation or another Restricted Subsidiary; provided that if an offer to repurchase Indebtedness of SMC or any of its Restricted Subsidiaries is made in accordance with the terms of such Indebtedness, the obligation to repay Indebtedness of a Restricted Subsidiary pursuant to this clause (C) will be deemed to be satisfied to the extent of the amount of the offer, whether or not accepted by the holders thereof, and no Net Proceeds will be deemed to exist following such offer,

(2)           to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Corporation or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, and/or

(3)           to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Corporation or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale.

(c)           Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in Section 809(a) shall be deemed to constitute “Excess Proceeds”. When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Corporation shall, subject to the terms of the Senior Credit Facilities, make an offer to all Holders of the Notes (an “Asset Sale Offer”), to purchase the maximum principal amount of Notes, that is an integral multiple of $100,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date fixed for the closing of such offer, in accordance with the procedures set forth in this Agreement. The Corporation shall commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of this Agreement.  To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Corporation may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in this Agreement.  If the aggregate principal amount of Notes surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Corporation shall select the Notes to be purchased on a pro rata basis based on the principal amount of the Notes tendered  Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(d)           Pending the final application of any Net Proceeds pursuant to this Section 809, the Corporation or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by this Agreement.

(e)           To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Agreement, the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Agreement by virtue thereof.

(f)            Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder to be purchased or redeemed.  If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

(g)           A new Note in principal amount equal to the unpurchased or unredeemed portion of any Note purchased or redeemed in part shall be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the purchase or redemption date, unless the Corporation defaults in payment of the purchase or Redemption Price, interest shall cease to accrue on Notes or portions thereof purchased or called for redemption.

SECTION 810.    Notice of Default.

When any Default or Event of Default has occurred and is continuing under this Agreement, the Corporation shall deliver to the Holders by registered or certified mail or facsimile transmission an Officer’s Certificate specifying such event, notice or other action within five Business Days of its occurrence.

SECTION 811.  Waiver of Certain Covenants.

The Corporation and the Restricted Subsidiaries may omit in any particular instance to comply with any term, provision or condition set forth in or Section 802, if before or after the time for such compliance the Holders of at least a majority in principal amount of the Outstanding Notes, by Act of such Holders, waive such compliance in such instance with such term, provision or condition, but no such waiver shall extend to or affect such term, provision or condition except to the extent so expressly waived, and, until such waiver shall become effective, the obligations of the Corporation in respect of any such term, provision or condition shall remain in full force and effect.

ARTICLE NINE

REDEMPTION OF NOTES

SECTION 901.  Optional Redemption.

(A)          The Corporation may (subject to contractual and other restrictions with respect thereto), at its option, redeem at any time, from any source of funds legally available therefor, in whole or in part, in the manner provided in Section 902 of this Agreement, any or all Notes, on the following basis:

(1)           at any time or from time to time prior to July 15, 2007, the Corporation may, at its option, redeem some or all of the Notes then outstanding, in whole or in part; provided, that the funds used for redemption under this paragraph (A)(1) are the proceeds from an Equity Offering, at a Redemption Price equal to 101.0% of the principal amount thereof, plus accrued and unpaid interest to the Redemption Date; and

(2)           at any time or from time to time, the Corporation may, at its option, redeem some or all of the Notes then outstanding, in whole or in part, at the applicable Redemption Price set forth below (expressed as a percentage of the principal amount thereof), plus accrued and unpaid interest, to the Redemption Date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage

2004	105.0%
2005	102.5%
2006	101.0%
2007 and thereafter	100.0%

(B)           In the event of a redemption of only a portion of the then outstanding Notes, the Corporation shall effect such redemption as it determines, pro rata according to the principal amount of Notes held by each Holder.

SECTION 902.  Procedures for Redemption.

(A)          At least 10 days and not more than 60 days prior to the Redemption Date fixed for any redemption of Notes, written notice (the “Redemption Notice”) shall be given by certified first class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption; provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any Notes to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective.  The Redemption Notice shall state:

(1)           whether the redemption is pursuant to paragraph (A)(1) or (A)(2) of Section 901;

(2)           the Redemption Price and the basis on which it has been calculated;

(3)           whether all or less than all the outstanding Notes are to be redeemed and the principal amount of Notes being redeemed;

(4)           the principal amount of Notes held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

(5)           the Redemption Date; and

(6)           that interest on the Notes to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price.

(B)           Each Holder of Notes shall surrender to the Corporation the certificate or certificates representing such Notes to be redeemed, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Redemption Price for such shares shall be payable in cash to such Holder.  In the event that less than all of the principal amount of the Notes represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed Notes upon presentation by a Holder for such purpose.

(C)           The Corporation shall, on or before the Redemption Date, pay the Redemption Price for each Holder’s Notes to be redeemed by wire transfer of immediately available funds to such Holder.

(D)          Unless the Corporation defaults in the payment in full of the Redemption Price, interest on the Notes called for redemption shall cease to accrue on the Redemption Date, and the Holders of such redeemed Notes shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Redemption Price without interest.

(E)           In the case of any partial redemption of the Notes by the Corporation, the Corporation shall select the Notes to be redeemed on a pro rata bases among all Holders.

(F)           Any offers to repurchase the Notes made by the Corporation to the Holders will be made on a pro rata bases among all Holders.

ARTICLE TEN

SUBORDINATION OF NOTES

SECTION 1001.  Agreement to Subordinate.

The Corporation agrees, and each Holder by accepting a Note agrees, that the Indebtedness evidenced by the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article Ten, to the prior payment in full of all Senior Indebtedness of the Corporation (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Indebtedness.

SECTION 1002.  Liquidation; Dissolution; Bankruptcy.

Upon any distribution to creditors of the Corporation in a liquidation or dissolution of the Corporation, in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Corporation or its property, in an assignment for the benefit of creditors or in any marshaling of the Corporation’s assets and liabilities:

(1)           holders of Senior Indebtedness shall be entitled to receive payment in full in cash or Cash Equivalents of all Obligations due in respect of Senior Indebtedness of the Corporation (including interest after the commencement of any bankruptcy proceeding at the rate specified in the documentation governing the applicable Senior Indebtedness of the Corporation whether or not such interest is an allowed claim in any such proceeding) before the Holders of Notes will be entitled to receive any payment or distribution with respect to the Notes; and

(2)           until all Obligations with respect to Senior Indebtedness of the Corporation (as provided in clause (1) above) are paid in full, any distribution to which Holders would be entitled but for this Article Ten will be made to holders of Senior Indebtedness of the Corporation, as their interests may appear.

SECTION 1003.  Default on Designated Senior Indebtedness.

(a)           The Corporation may not make any payment or distribution in respect of the Notes if:

(1)           a payment default on Designated Senior Indebtedness of the Corporation occurs and is continuing beyond any applicable grace period; or

(2)           any other default occurs and is continuing on any series of Designated Senior Indebtedness of the Corporation that permits holders of that series of Designated Senior Indebtedness of the Corporation to accelerate its maturity, and the Corporation receives a notice of such default (a “Payment Blockage Notice”) from the Corporation or the Representative of any Designated Senior Indebtedness of the Corporation.  If the Corporation receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice may be delivered or will be effective for purposes of this Section 1003 unless and until (A) at least 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice, and (B) all scheduled payments of principal, interest and premium and Special Interest, if any, on the Notes that have come due have been paid in full in cash.

Notwithstanding the foregoing, the Corporation may make payment on the Notes if the Corporation receives written notice approving such payment from the Representative of the Designated Senior Indebtedness of the Corporation with respect to which either of the events set forth in clauses (1) and (2) above has occurred and is continuing.

Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to all Designated Senior Indebtedness of the Corporation during such period, provided that if any Payment Blockage Notice is delivered to the Corporation by or on behalf of the holders of Designated Senior Indebtedness of the Corporation (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Payment Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or periods on the Notes is in effect exceed 179 days in the aggregate during any consecutive 365-day period, and there must be at least 186 days during any consecutive 365-day period during which no Payment Blockage Period is in effect.

The failure to make any payment on the Notes by reason of this Article Ten will not be construed as preventing the occurrence of an Event of Default with respect to the Notes by reason of the failure to make a required payment. Upon termination of any period of payment blockage, the Corporation will be required to resume making any and all required payments under the Notes, including any missed payments. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Corporation will be, or be made, the basis for a subsequent Payment Blockage Notice.

(b)           The Corporation may and will resume payments on and distributions in respect of the Notes and may acquire them upon the earlier of:

(1)           in the case of a payment default on Designated Senior Indebtedness, upon the date on which such default is cured or waived; and

(2)           in the case of a nonpayment default on Designated Senior Indebtedness, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness of the Corporation has been accelerated,

(c)           if this Article Ten otherwise permits the payment, distribution or acquisition at the time of such payment or acquisition.  Notwithstanding the foregoing, the Corporation may make payment on the Notes if the Corporation receives written notice approving such payment from the Representative of the Designated Senior Indebtedness of the Corporation with respect to which either of the events set forth in clauses (1) and (2) of this paragraph has occurred and is continuing.

SECTION 1004.  Acceleration of Notes.

If payment of the Notes is accelerated because of an Event of Default, the Corporation will promptly notify the Representative of Designated Senior Indebtedness of the acceleration.

SECTION 1005.  When Distribution Must Be Paid Over.

If any Holder receives a payment in respect of the Notes when: (1) the payment is prohibited by this Article Ten; and (2) such Holder has actual knowledge that such payment is prohibited by this Article Ten, then such payment will be held by such Holder in trust for the benefit of, and will be paid forthwith over and delivered, upon written request, to, the holders of Senior Indebtedness of the Corporation as their interests may appear or their Representative under the agreement, indenture or other document (if any) pursuant to which Senior Indebtedness of the Corporation may have been issued, as their respective interests may appear, for application to the payment of all Obligations with respect to Senior Indebtedness of the Corporation remaining unpaid to the extent necessary to pay such Obligations in full in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness of the Corporation.

SECTION 1006.  Subrogation.

After all Senior Indebtedness is paid in full and until the Notes are paid in full, Holders of Notes will be subrogated (equally and ratably with all other Indebtedness pari passu with the Notes) to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Holders of Notes have been applied to the payment of Senior Indebtedness.  A distribution made under this Article Ten to holders of Senior Indebtedness that otherwise would have been made to Holders of Notes is not, as between the Corporation and Holders, a payment by the Corporation on the Notes.

SECTION 1007.  Relative Rights.

This Article Ten defines the relative rights of Holders of Notes and holders of Senior Indebtedness.  Nothing in this Agreement will:

(1)           impair, as between the Corporation and Holders of Notes, the obligation of the Corporation, which is absolute and unconditional, to pay principal of, premium, if any, and interest on the Notes in accordance with their terms;

(2)           affect the relative rights of Holders of Notes and creditors of the Corporation other than their rights in relation to holders of Senior Indebtedness; or

(3)           prevent any Holder of Notes from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders and owners of Senior Indebtedness to receive distributions and payments otherwise payable to Holders of Notes.

(b)           If the Corporation fails because of this Article Ten to pay principal of, premium, if any, or interest on a Note on the due date, the failure is still a Default or Event of Default.

SECTION 1008.  Subordination May Not Be Impaired by Corporation.

No right of any holder of Senior Indebtedness to enforce the subordination of the Indebtedness evidenced by the Notes may be impaired by any act or failure to act by the Corporation or any Holder or by the failure of the Corporation or any Holder to comply with this Agreement.

SECTION 1009.  Distribution or Notice to Representative.

Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness, the distribution may be made and the notice given to their Representative.

Upon any payment or distribution of assets of the Corporation referred to in this Article Ten, the Holders of Notes will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such Representative or of the liquidating trustee or agent or other Person making any distribution to the Holders of Notes for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other Indebtedness of the Corporation, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article Ten.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SEALY CORPORATION

By:
Name:
Title:

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY

By:
Name:
Title:

The Northwestern Mutual Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin 53202
Attention: Treasury & Investment Operations Department
Facsimile No.: 414-665-6998

Wiring Instructions:

Deutsche Bank Trust Company Americas
16 Wall Street
Insurance Unit-4th Floor
New York, NY 10005
ABA# 0210-0103-3

For the account of:

The Northwestern Mutual Life Insurance Company
Account No. 00-000-027

Re: Sealy Corporation

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:
Name:
Title:

TIAA CREF
730 Third Avenue
New York, New York 10017-3206
Attention: Estelle Simsolo, Director
Facsimile No.: 212-916-6004

with a copy to:

TIAA CREF
730 Third Avenue
New York, New York 10017-3206
Attention: Robert Hayne, Senior Counsel

Wiring Instructions:

Chase Manhattan Bank
ABA No. 021-000-021
Account of: Teachers Insurance and Annuity
Association of America
Account No.: 900-9-000200
For further Credit to the TIAA Account Number:
G07040
Reference: Sealy Corporation

Notices:

Contemporaneous with the above electronic funds transfer, advice setting forth (1) the full name, private placement number and interest rate of the Note, (2) allocation of payment between principal, interest, premium and any special payment; and (3) name and address of Bank (or Trustee) from which wire transfer was sent, shall be delivered, mailed or faxed to:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017-3206
Attention: Securities Accounting Division
Telephone:	212-916-6004
Fax:	212-916-6955

FOR THE PURPOSES OF THE SECOND AND THIRD SENTENCES OF SECTION 503 ONLY

SEALY HOLDING LLC

By:
Name:
Title:

Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, 42nd floor
New York, New York 10019
Attention: Brian Carroll

Schedule 1

Name of Purchaser	Principal Amount of Notes	Number of Shares of Common Stock

The Northwestern Mutual Life Insurance Company	$50,000,000	5,703,454.2094

Teachers Insurance and Annuity Association of America	$25,000,000	2,851,727.1047

Total	$75,000,000	8,555,181.3141

EXHIBIT A

[FACE OF NOTE]

SEALY CORPORATION

10% Senior Subordinated Note due 2015

CUSIP No.:
No.	$

SEALY CORPORATION, a Delaware corporation (the “Corporation”), for value received, promises to pay to                  , or its registered assigns, the principal sum of                                                          Dollars ($                       ), on July 15, 2015.

Interest Rate:	10% per annum, payable in kind.
Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2005.
Regular Record Dates:	January 1 and July 1 of each year.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Corporation has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

SEALY CORPORATION

By:
Name:
Title:

[REVERSE OF NOTE]

SEALY CORPORATION

10% Senior Subordinated Note due 2015

1.             Principal and Interest; Subordination.

The Corporation will pay the principal of this Note on July 15, 2015.

The Corporation promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate of 10% per annum; provided, however, that during the continuance of any Event of Default, interest shall accrue on the principal amount of the Notes at 12% per annum and shall further increase to 13% per annum in the event that Sealy Holding LLC and the Corporation are unable to cause the Event of Default Directors to be elected to the Board of Directors of the Corporation pursuant to the first paragraph of Section 503 of the Agreement.  Interest will be payable semi-annually (to the Holders of record of the Notes at the close of business on the January 1 or July 1 immediately preceding the Interest Payment Date) on each Interest Payment Date, commencing January 15, 2005; provided that the Corporation shall not be required to pay interest in cash at any time prior to July 15, 2015.  If the Corporation elects not to pay interest in cash, interest on this Note will accrue in the form of an increase of the principal amount of this Note on each Interest Payment Date commencing January 15, 2005.

Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 16, 2004.  Interest will be computed on the basis of a 360-day year of twelve 30-day months and will compound semi-annually on each Interest Payment Date.

The indebtedness evidenced by the Notes is, to the extent and in the manner provided in the Agreement (as defined below), subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Note is issued subject to such provisions.  Each Holder of this Note, by accepting the same, agrees to and shall be bound by such provisions.

2.             Method of Payment.

The Corporation will pay interest (except defaulted interest) on the principal amount of the Notes on each January 15 and July 15 to the Persons who are Holders (at the close of business on the January 1 and July 1 immediately preceding the Interest Payment Date), in each case, even if the Note is cancelled on registration of transfer or registration of exchange after such Regular Record Date; provided that the Corporation shall not be required to pay interest in cash at any time prior to July 15, 2015; provided further that, with respect to the payment of principal, the Corporation will make payment to the Holder that surrenders this Note to the Corporation on or after July 15, 2015.

The Corporation will pay principal (premium, if any) and interest at maturity in money of the United States that at the time of payment is legal tender for payment of public and private debts by wire transfer of immediately available funds to an account located in the United States maintained by the payee.  If a payment date is a date other than a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day and no interest shall accrue for the intervening period.

3.             Agreement; Limitations.

The Corporation issued the Notes under an Agreement dated as of July 16, 2004 (the “Agreement”), between the Corporation and Purchasers named therein.  Capitalized terms herein are used as defined in the Agreement unless otherwise indicated.  The terms of the Notes include those stated in the Agreement.  The Notes are subject to all such terms, and Holders are referred to the Agreement for a statement of all such terms.  To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Agreement, the terms of the Agreement shall control.

The Notes are unsecured senior subordinated obligations of the Corporation.

4.             Redemption.

Except as described below, the Notes are not redeemable at the Corporation’s or the Holder’s option.

The Corporation may redeem the Notes, in whole or in part, upon not less than 10 nor more than 60 days’ prior notice by first class mail, postage prepaid to each Holder of Notes at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon to the applicable redemption date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date, if redeemed during the twelve-month period beginning on July 15 of each of the years indicated below:

Year	Percentage

2004	105.0%
2005	102.5%
2006	101.0%
2007 and thereafter	100.0%

In addition, prior to July 15, 2007, the Corporation may, at its option, redeem the Notes, in whole or in part, at a Redemption Price equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon to the Redemption Date, subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Corporation.

5.             Repurchase upon a Change of Control and Asset Sales.

Upon the occurrence of (a) a Change of Control and repayment of all obligations under the Senior Credit Facilities, the Holders of the Notes will have the right to require that the Corporation purchase such Holder’s outstanding Notes, in whole or in part, at a purchase price of 101% of the principal amount thereof, plus accrued and unpaid interest to the date of purchase and (b) Asset Sales, the Corporation may be obligated to, subject to the terms of the Senior Credit Facilities, make offers to purchase Notes with a portion of the Net Proceeds of such Asset Sales at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase.

6.             Denominations; Transfer; Exchange.

The Notes are in registered form without coupons, in denominations of $250,000 and multiples of $100,000 in excess thereof.  A Holder may register the transfer of Notes in accordance with the Agreement.  The Corporation may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay any taxes and fees required by law or permitted by the Agreement.  The Corporation need not register the transfer or exchange of any Notes selected for redemption (except the unredeemed portion of any Note being redeemed in part).

7.             Amendment; Waiver.

Subject to certain exceptions, the Agreement or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes, and any existing Default or compliance with any provision may be waived with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes.  With the consent of Holders of a majority in aggregate principal amount of the Outstanding Notes (which consent shall not be unreasonably withheld or delayed), the Corporation may amend the Agreement or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not adversely affect the rights of any Holder.

8.             Restrictive Covenants.

The Agreement contains certain covenants, including, without limitation, covenants with respect to the following matters:  (i) Incurrence of Indebtedness and Issuance of Disqualified Stock; (ii) Restricted Payments; (iii) transactions with Affiliates; (iv) Liens; (v) purchase of Notes upon a Change of Control; (vi) disposition of proceeds of Asset Sales; and (vii) merger and certain transfers of assets.

9.             Successor Persons.

When a successor Person or other entity assumes all the obligations of its predecessor under the Notes and the Agreement, the predecessor Person will be released from those obligations.

10.           Remedies for Events of Default.

Upon the occurrence of an Event of Default, as defined in the Agreement, the Interest Rate on the Notes shall increase to 12% per annum and shall further increase to 13% per annum in the event that Sealy Holding LLC and the Corporation are unable to cause the Event of Default Directors to be elected to the Board of Directors of the Corporation pursuant to the first paragraph of Section 503 of the Agreement.

Prior to or on April 6, 2013, if an Event of Default occurs and is continuing, then the Corporation agrees, to the extent permitted by law, to take such action as may be required under applicable law to the Event of Default Directors in any slate of nominees for directors recommended by the Board of Directors for election by the stockholders of the Corporation and (ii) to use its reasonable best efforts to cause the election of the Event of Default Directors to the Board of Directors, including nominating such individuals, to be elected as directors.

After April 6, 2013, if an Event of Default occurs and is continuing, the Holders of at least 67% in principal amount of the Outstanding Notes may declare all the Notes to be immediately due and payable.  After April 6, 2013, if a bankruptcy or insolvency default with respect to the Corporation occurs and is continuing, the Notes automatically become immediately due and payable.

Except as set forth above in this Paragraph 10 and in Article Five of the Agreement there are no remedies for an Event of Default.

11.           Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as:  TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

The Corporation will furnish to any Holder upon written request and without charge a copy of the Agreement.  Requests may be made to Sealy Corporation, c/o Sealy Mattress Company, One Office Parkway, Trinity, North Carolina 27230, Attention:  General Counsel.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Corporation pursuant to Section 808 or Section 809 of the Agreement, check the appropriate box below:

☐ Section 808                                     ☐ Section 809

If you want to elect to have only part of the Note purchased by the Corporation pursuant to Section 808 or Section 809 of the Agreement, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*              Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

EXHIBIT B

FORM OF COMMON STOCK CERTIFICATE

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EXHIBIT C

FORM OF STOCKHOLDERS AGREEMENT

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EXHIBIT D

FORM OF OPINION OF SIMPSON THACHER & BARTLETT LLP

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EXHIBIT E

FORM OF OPINION OF GENERAL COUNSEL

(i)            The Corporation has been duly organized and is validly existing as a corporation in good standing under the laws of Delaware, with power and authority (corporate and other) to own its properties and conduct its business;

(ii)           All of the issued shares of capital stock of the Corporation have been duly and validly authorized and issued and are fully paid and non-assessable;

(iii)          The Corporation has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction (such counsel being entitled to rely in respect of the opinion in this clause upon certificates of public officials and in respect of matters of fact upon certificates of officers of the Corporation, provided that such counsel shall state that they believe that both you and they are justified in relying upon such opinions and certificates);

(iv)          To such counsel’s knowledge, there are no legal or governmental proceedings pending to which the Corporation is a party or of which any property of the Corporation is the subject which, if determined adversely to the Corporation, would individually or in the aggregate have a material adverse effect on the current consolidated financial position, stockholders’ equity or results of operations of the Corporation and its consolidated subsidiaries, taken as a whole; and, to such counsel’s knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(v)           This Agreement has been duly authorized, executed and delivered by the Corporation;

(vi)          The Stockholders Agreement has been duly authorized, executed and delivered by the Corporation;

(vii)         The Notes have been duly authorized, executed, issued and delivered by the Corporation;

(viii)        The Shares have been duly authorized, issued and delivered by the Corporation;

(ix)           The issue and sale of the Notes and the Shares and the compliance by the Corporation with all of the provisions of the Notes, the Shares, this Agreement and the Stockholders Agreement and the consummation of the transactions herein and therein contemplated will not, except as could not reasonably be expected to result in a Material Adverse Effect, conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument known to such counsel to which the Corporation is a party or by which the Corporation is bound or to which any of the property or assets of the Corporation is subject,

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nor will such actions result in any violation of the provisions of the Certificate of Incorporation or By-laws of the Corporation; and

(x)            No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Notes or the Shares, or the consummation by the Corporation of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, registrations or qualifications or of which the failure to obtain could not reasonably be expected to result in a Material Adverse Effect.

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EXHIBIT F

FORM OF OPINION OF PEPE & HAZARD LLP

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